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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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Sterling Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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111 North Wall Street
Spokane, Washington 99201

March 15, 2007

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders of Sterling Financial Corporation. The Annual Meeting will be held at the Cheney Cowles Center Building, 2316 West First Avenue in Spokane, Washington, on Tuesday, April 24, 2007, at 10:00 a.m., local time.

The formal Notice of Annual Meeting of Shareholders and the proxy statement are attached and describe the proposals to be voted on at the Annual Meeting. The Board of Directors believes the proposals are in the best interests of Sterling and its Shareholders and, accordingly, recommends that you vote “FOR” each of the proposals. We will also report on Sterling’s operations and respond to questions of general interest to Shareholders.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. We urge you to complete, sign and date your proxy card today and promptly return it in the postage-paid envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Your continued support is sincerely appreciated.

Sincerely,

/s/ Harold B. Gilkey

Harold B. Gilkey
Chairman of the Board
and Chief Executive Officer

111 North Wall Street
Spokane, Washington 99201

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

The Annual Meeting of Shareholders of Sterling Financial Corporation (“Sterling”) will be held in the Eric A. Johnston Auditorium of the Cheney Cowles Center Building, 2316 West First Avenue, Spokane, Washington, on Tuesday, April 24, 2007, at 10:00 a.m., local time, for the following purposes:

1. To elect three Directors of Sterling for terms ending in the year 2010, and one Director of Sterling for a term ending in 2009;

2. To approve an amendment to Sterling’s Articles of Incorporation to increase the number of authorized shares of common stock;

3. To approve Sterling’s 2007 Long-Term Incentive Plan;

4. To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm for Sterling for the fiscal year ending December 31, 2007; and

5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These matters are more fully described in the attached proxy statement. Only Shareholders of record at the close of business on March 1, 2007, the record date, will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN, OR WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

By Order of the Board of Directors,

/s/ Andrew J. Schultheis

Andrew J. Schultheis
Secretary

Spokane, Washington
March 15, 2007

STERLING FINANCIAL CORPORATION
111 North Wall Street
Spokane, Washington 99201

PROXY STATEMENT
Annual Meeting of Shareholders
To Be Held April 24, 2007

Date, time, place and purpose of Sterling’s Annual Meeting

The 2007 annual meeting of Shareholders of Sterling Financial Corporation (“Sterling”), including any postponements or adjournments thereof (the “Annual Meeting”), will be held at 10:00 a.m., local time, on Tuesday, April 24, 2007, in the Eric A. Johnston Auditorium of the Cheney Cowles Center Building, 2316 West First Avenue, Spokane, Washington. At the meeting, Sterling’s Shareholders as of March 1, 2007 (the “Record Date”) will be asked to elect each of the nominees for the Board of Directors, approve an amendment to Sterling’s Articles of Incorporation to increase the number of authorized shares of Sterling common stock, approve Sterling’s 2007 Long-Term Incentive Plan, and to ratify the appointment of BDO Seidman, LLP (“BDO”) as the independent registered public accounting firm for Sterling for 2007. This proxy statement is first being sent to holders of Sterling common stock on or about March 15, 2007, and is accompanied by a proxy that is being solicited by the Sterling Board of Directors for use at the Annual Meeting.

Record date; outstanding shares; shares entitled to vote

Only holders of record of Sterling common stock at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. Each holder of Sterling common stock is entitled to one vote for each share of Sterling common stock owned as of the record date. As of the record date, there were 51,199,815 shares of Sterling common stock outstanding.

Quorum; vote required

Under Washington law, any Shareholder action at a meeting requires that a quorum exist with respect to that action. A quorum for the actions to be taken at the Annual Meeting will consist of a majority of the outstanding shares of Sterling common stock entitled to vote, present in person or by proxy at the Annual Meeting. Shareholders of record, including brokers holding customers’ shares of record, who are present at the Annual Meeting in person or by proxy and who abstain from voting are considered present and entitled to vote, and will count toward a quorum.

If a quorum exists at the Annual Meeting, those nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast for Directors will be elected as Directors. The affirmative vote by holders of a majority of the outstanding common stock of Sterling is required to approve the amendment to Sterling’s Articles of Incorporation increasing the number of authorized shares of common stock. If a quorum exists, the affirmative vote by the holders of a majority of the common stock present in person or represented by proxy and entitled to vote is required to approve other matters to be acted upon at the Annual Meeting. Abstentions and broker non-votes will have no impact on the election of Directors or other proposals. Proxies and ballots will be received and tabulated by American Stock Transfer & Trust Company, Sterling’s transfer agent.

Voting of proxies

The Board of Directors requests that you complete, date and sign the proxy card accompanying this proxy statement and promptly return the card in the enclosed postage-paid envelope. Unless contrary instructions are specified, all properly signed proxies received by Sterling and not revoked before the vote at the Annual Meeting will be voted: 1) FOR the election of the four Directors nominated by the Board of Directors; 2) FOR approval of an amendment to Sterling’s Articles of Incorporation to increase the number of authorized shares of Sterling common stock; 3) FOR approval of Sterling’s 2007 Long-Term Incentive Plan; 4) FOR the ratification of the appointment of BDO as the independent registered public accounting firm for Sterling for 2007; and 5) in accordance with the best judgment of the proxy agents on any other matters properly brought before the Annual Meeting. If the Annual Meeting is postponed or adjourned, your proxy will still be effective and may be voted at the rescheduled meeting. You will still be able to change or revoke your proxy until it is voted.

If you own your shares in “street name,” that is, through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your shares should be voted. Otherwise, your shares may not be voted and will be recorded as broker non-votes. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive this proxy statement. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker or the nominee and you bring the proxy to the Annual Meeting.

If you are a participant in Sterling’s 401(k) Employee Savings and Investment Plan and Trust, your completed proxy will serve as voting instructions to the plan trustee. However, your voting instructions must be received at least five days prior to the Annual Meeting to count. In accordance with the terms of the plan, if you fail to instruct the plan trustee how to vote your plan shares, the trustee will vote your plan shares in accordance with the recommendations of the 401(k) Advisory Committee.

How to revoke your proxy

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the Annual Meeting:

•	Deliver to Sterling a written notice bearing a date later than the date of the proxy card, stating that you revoke the proxy;

•	Sign and deliver to Sterling a proxy card relating to the same shares and bearing a later date; or

•	Attend the meeting and vote in person, although attendance at the meeting will not, by itself, revoke a proxy.

Also, please note that if you have voted through your broker, bank or other nominee and you wish to change your vote, you must follow the instructions received from such entity to change your vote.

Voting electronically via Internet or telephone

A large number of banks and brokerage firms provide Shareholders whose shares are registered in the name of such firms the opportunity to vote via the Internet or by telephone. The voting form sent to a beneficial owner will provide instructions if such options are available.

Expenses of proxy solicitation

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by Sterling. Proxies will be solicited by Sterling by mail and may also be solicited on behalf of Sterling by directors, officers and other employees of Sterling, without additional remuneration, in person or by telephone or facsimile transmission. Sterling will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Sterling common stock as of the record date and will reimburse such entities for the cost of forwarding the proxy materials in accordance with customary practice.

Recommendation of the Board of Directors

The Board of Directors of Sterling believes the proposals described herein are in the best interests of Sterling and its Shareholders and, accordingly, recommends that the Shareholders vote “FOR” the proposals identified in the Notice.

Dissenters’ Rights

There are no dissenters’ rights applicable to any matters to be considered at the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors currently consists of nine Directors who are divided into three classes. The members of each class serve three-year terms, and one class is elected annually. The Board of Directors has nominated current Directors James P. Fugate, James B. Keegan, Jr., and Robert D. Larrabee for election at this year’s Annual Meeting as Directors to serve terms of three years ending at the annual meeting of Shareholders of Sterling in the year 2010, or when their respective successors have been duly elected and qualified. In addition, the Board of Directors has nominated current Director Michael F. Reuling to serve a term ending at the annual meeting of Shareholders in the year 2009, or when his respective successor has been duly elected and qualified.

Mr. Reuling was selected to serve as a member of Sterling’s Board of Directors pursuant to Sterling’s merger agreement with FirstBank NW Corp. (“FirstBank”) whereby Sterling agreed to appoint one of FirstBank’s Directors to serve on Sterling’s Board of Directors. Mr. Keegan was selected to serve as a member of Sterling’s Board of Directors pursuant to Sterling’s merger agreement with Northern Empire Bancshares (“Northern Empire”) whereby Sterling agreed to appoint one of Northern Empire’s Directors to serve on Sterling’s Board of Directors.

Each nominee for election as a Director at the Annual Meeting has consented to serve if elected. Sterling has no reason to believe that any of the nominees will be unable to serve. Should any nominee become unable to serve as a Director for any reason, the Board of Directors shall designate a substitute nominee. Unless instructions to the contrary are specified on the proxy card, proxies will be voted in favor of the persons who have been nominated by the Board of Directors.

The Board of Directors recommends that Shareholders
vote “FOR” the election of each of the nominees.

BOARD OF DIRECTORS OF STERLING FINANCIAL CORPORATION

HAROLD B. GILKEY

Mr. Gilkey, 67, has served as Chairman of the Board and Chief Executive Officer (“CEO”) of Sterling since its inception in 1992, and served as Chairman of the Board and CEO of Sterling’s wholly owned subsidiary, Sterling Savings Bank (“Sterling Savings”) from its inception in 1981 until October 2003, and continues to serve as a Director of Sterling Savings. Mr. Gilkey co-founded Sterling Savings in 1981. Additionally, he is Chairman of the Board and CEO of Golf Savings Bank and a Director of INTERVEST-Mortgage Investment Company (“INTERVEST”), Action Mortgage Company (“Action Mortgage”) and Harbor Financial Services, Inc. (“Harbor Financial”), each of which are wholly owned subsidiaries of Sterling Savings. Mr. Gilkey brought to Sterling Savings over 20 years of commercial and mortgage banking experience. He served as President of Bancshares Mortgage Company of Spokane, Washington, and Senior Vice President of Old National Bank of Spokane, Washington. Prior to that, Mr. Gilkey was employed by Bank of America for 12 years. Mr. Gilkey serves on the Federal Home Loan Bank of Seattle Board of Directors. Mr. Gilkey is a past Director of the Washington Savings League and Chairman of the Savings Association Insurance Fund Industry Advisory Committee, an advisory committee of the Federal Deposit Insurance Corporation. Mr. Gilkey received a Bachelor’s degree in Business Administration from the University of Montana in 1962 and a Master of Business Administration degree from the University of Southern California in 1970. His term will expire in 2008.

WILLIAM W. ZUPPE

Mr. Zuppe, 65, has served as Director, President and Chief Operating Officer of Sterling since its inception and served as Director, President and Chief Operating Officer of Sterling Savings from 1981 until October 2003, when he was promoted to lead Sterling Savings as Chairman of the Board and CEO. He is also Vice President and Chairman of the Board of INTERVEST, Action Mortgage and Harbor Financial and a Director of Golf Savings Bank. Mr. Zuppe co-founded Sterling Savings in 1981. Mr. Zuppe brought to Sterling Savings 18 years of mortgage lending experience as Vice President of Bancshares Mortgage Company and Manager of Loan Administration of Sherwood & Roberts, Inc. of Walla Walla, Washington, a mortgage banking company. Mr. Zuppe is past Chairman of the Board for America’s Community Bankers, a national trade association. He is past Chairman of the

Washington Savings League Board of Directors and past member of the Federal Reserve Board — Thrift Institutions Advisory Council. His term will expire in 2010.

DONALD N. BAUHOFER

Mr. Bauhofer, 56, has served as a Director of Sterling since his appointment in January 2004. He is Founder and President of The Pennbrook Company, a real estate development firm in Bend, Oregon, established in 1985. In addition, he is Founder and CEO of Pennbrook Homes, Inc., and Praxis Medical Group; co-owner of Arrowood Development, LLC; and co-owner and CEO of Pacific Education Corporation. Mr. Bauhofer served on the Board of Directors of Klamath First Bancorp, Inc. (“Klamath”), from November 2002 until December 2003. Mr. Bauhofer was then appointed to Sterling’s Board of Directors after Klamath was merged into Sterling in January 2004. Mr. Bauhofer received a Bachelor’s degree and a Master of Business Administration degree from Stanford University and a Juris Doctorate from the University of California at Davis. His term will expire in 2008.

WILLIAM L. EISENHART

Mr. Eisenhart, 54, has served as a Director of Sterling since his appointment in January 2004. He serves as an independent financial advisor to privately held and publicly traded companies on investment banking matters. Previously, Mr. Eisenhart was a Managing Director at Dain Bosworth, Inc., in Seattle, Washington, a Partner in Corporate Finance for Cable Howse & Ragen in Seattle, Washington, and Vice President of Corporate Finance at Goldman, Sachs & Company in New York City. Currently, he serves as a member of the Finance Committee of the YMCA of Greater Seattle, as a member of the Board of Directors of Jumbo Foods, Inc., a privately held business serving convenience stores in western states, and is Co-Chair of Harvard College Schools and the Scholarship Committee of Western Washington. He has been a board member of Emerald Hills Coffee, Inc., a privately held coffee distributor, since 2002. Mr. Eisenhart received a Bachelor’s degree from Harvard College and a Master of Business Administration degree from the University of Chicago. His term will expire in 2009.

JAMES P. FUGATE

Dr. Fugate, 74, has served as a Director of Sterling since its inception and as a Director of Sterling Savings from 1989 until 2006. He is the retired Superintendent of Auburn School District No. 408. Dr. Fugate is a former director of Central Evergreen Savings & Loan Association. He is on the Board of Governors of the Auburn Regional Medical Center and serves as the Chairman of the Board. Dr. Fugate received a Bachelor and Master degree from Central Washington State University. He received his Ph.D. from the University of Idaho in 1970. If reelected, his term will expire in 2010.

JAMES B. KEEGAN, JR.

Mr. Keegan, 58, has served as a Director of Sterling since March 1, 2007. Mr. Keegan served as a director and vice-chairman of the board of Northern Empire Bancshares and as a director and chairman of the board of Sonoma National Bank from 1982 and 1984, respectively, until Sterling’s acquisition of Northern Empire Bancshares and Sonoma National Bank on February 28, 2007. He has been a partner in Keegan & Coppin Company, Inc., a Santa Rosa real estate brokerage and development firm, since 1976. If elected, his term will expire in 2010.

ROBERT D. LARRABEE

Mr. Larrabee, 72, has served as a Director of Sterling since its inception and as a Director of Sterling Savings from 1983 until 2006. Mr. Larrabee is the owner of Merchant Funeral Home in Clarkston, Washington. He is also a former director of Laurentian Capital Corporation, a former director of Lewis and Clark Savings & Loan Association and a past President of the Board of Regents of the University of Washington. Mr. Larrabee received a degree in Mortuary Science from The California College of Mortuary Science in 1958. If reelected, his term will expire in 2010.

DONALD J. LUKES

Mr. Lukes, 58, has served as a Director of Sterling since January 2006. He retired in 2005 as a principal with the law firm of Witherspoon, Kelley, Davenport & Toole, P.S. Mr. Lukes joined Witherspoon Kelley in 1987 after having served as General Counsel and Senior Vice President of Citicorp’s mortgage banking business. He has served as a director and President of the Board of the Friends of Seven (Public Television); a Commissioner of the

Chase Youth Commission; a director of Goodwill Industries of the Inland Northwest; President of the Hamblen School Parent-Teacher Group and General Counsel to the Friends of the Centennial Trail. Mr. Lukes received his Bachelor of Arts degree from the University of Montana and his Juris Doctorate from St. John’s University School of Law in June 1978. His term will expire in 2009.

MICHAEL F. REULING

Mr. Reuling, 60, has served as a Director of Sterling since his appointment in December 2006. He has been a self-employed real estate development consultant in Boise, Idaho since retiring as Vice Chairman of Albertson’s, Inc. in 2001. Mr. Reuling received a Bachelor’s degree from Carleton College in Northfield, Minnesota in 1968 and a Juris Doctorate from the University of Michigan in Ann Arbor, Michigan in 1971. If elected, his term will expire in 2009.

PROPOSAL 2: AMENDMENT OF ARTICLES OF INCORPORATION

The Board of Directors has approved and is submitting to the Shareholders for approval, an amendment to Article V of Sterling’s Restated Articles of Incorporation. The amendment would increase the number of shares of common stock Sterling is authorized to issue to 100,000,000 shares. Sterling’s Articles of Incorporation currently authorize the issuance of up to 60,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of March 1, 2007, 51,199,815 shares of common stock were outstanding. No shares of preferred stock have been outstanding since 1997.

The following is the text of the first sentence of Article V of the Articles of Incorporation, as proposed to be amended:

The total number of shares of stock which the Corporation shall have the authority to issue is one hundred and ten million (110,000,000), of which one hundred million shall be Common Stock having a par value of One Dollar ($1.00) per share and ten million (10,000,000) shall be Preferred Stock having a par value of One Dollar ($1.00) per share.

The proposed amendment to Sterling’s Articles of Incorporation has been unanimously approved by the Board of Directors for consideration by Shareholders. The Board believes that the increase in the capitalization of Sterling will assure that an adequate number of authorized but unissued shares are available for Sterling to issue shares of common stock to obtain equity capital, effect acquisitions, grant awards under Sterling’s stock option plans, and to use for stock dividends or in stock splits. Although Sterling currently has no intention of issuing the additional shares to be authorized, the increase in the authorized number of shares of Sterling common stock will provide Sterling with additional flexibility with regard to any future issuances of shares.

Once Shareholders approve a level of authorized shares for any class of Sterling’s capital stock, no subsequent approval by Shareholders is required for issuance of shares of that class in an amount up to the number of shares authorized, except to the extent required under the rules of the NASDAQ Global Select Market. Pursuant to Sterling’s Articles of Incorporation, the Board has the authority to determine the relative rights of Sterling’s common stock and preferred stock, including voting, conversion, liquidation and dividend rights and sinking fund provisions. Sterling’s Articles of Incorporation provide that no holder of Sterling’s capital stock will have any preemptive rights to acquire any of Sterling’s securities.

If common stock were issued, the per share voting power, Shareholder’s equity, or amounts available for distribution as dividends and on any liquidation of Sterling may be diluted as a result of any such additional issuances. Certain effects of this proposal could operate to deter a potential takeover of Sterling. For example, the additional shares proposed to be authorized could be issued to dilute the stock ownership of a person seeking to obtain control of Sterling, thereby preserving current management, making more difficult or discouraging a merger, tender offer or proxy contest directed at Sterling, delaying the assumption of control by a holder of a large block of Sterling’s shares, increasing the degree of control of current management, or operating to the advantage of incumbent management in a hostile takeover attempt and to the disadvantage of Shareholders who might want to participate in the takeover transaction. Approval of the Amendment of Sterling’s Articles of Incorporation requires the affirmative vote of a majority of shares of common stock that are issued and outstanding as of March 1, 2007.

The Board of Directors unanimously recommends that Shareholders vote “FOR” the
Proposal to Amend the Articles of Incorporation.

PROPOSAL 3: ADOPTION OF THE 2007 LONG-TERM INCENTIVE PLAN

The Board of Directors adopted the Sterling Financial Corporation 2007 Long-Term Incentive Plan (the “2007 Incentive Plan”), as of February 26, 2007, subject to the approval of the Shareholders at the Annual Meeting. The Board of Directors believes that it is in the best interests of Sterling to adopt the 2007 Incentive Plan and recommends that the Shareholders vote in favor of the 2007 Incentive Plan. Approximately 436,249 options to purchase shares of common stock were available for grant under Sterling’s existing equity compensation plans as of December 31, 2006.

The following summary of the 2007 Incentive Plan is qualified in its entirety by reference to the complete text of the 2007 Incentive Plan, which is included with this proxy statement as Exhibit A. Capitalized terms used in this summary that are not separately defined below have the meanings set forth in the 2007 Incentive Plan.

Description of the 2007 Incentive Plan

The purpose of the 2007 Incentive Plan is to: a) foster and promote the long-term financial success of Sterling and materially increase Shareholder value; b) enable Sterling to attract, motivate and retain highly-qualified key employees and directors; and c) encourage key employees and directors to link their interests with the long-term financial success of Sterling and the growth of Shareholder value. Under the 2007 Incentive Plan, the following types of Awards may be granted: (i) Incentive Stock Options; (ii) Non-Qualified Stock Options; (iii) Stock Appreciation Rights (“SARs”); (iv) Restricted Stock; (v) Restricted Stock Units; (vi) Performance Shares; and (vii) supplemental payments dedicated to payment of any federal income taxes that may be payable in conjunction with Awards under the 2007 Incentive Plan. Non-employee directors, consultants and advisors of Sterling are eligible to participate in the 2007 Incentive Plan but may not receive Incentive Stock Options. Generally, Awards will be granted under the 2007 Incentive Plan to executive and other officers, approximately 107 individuals, although all Employees are eligible to participate. Sterling has reserved 2 million shares of common stock for grants of Awards under the 2007 Incentive Plan however, no more than 100,000 shares or share equivalents may be granted to any one individual in any given year. The 2007 Incentive Plan will generally be administered by the Personnel Committee of the Board of Directors, which consists of at least two Outside Directors; however, the 2007 Incentive Plan allows administration of the Plan to be delegated to such other committees as are deemed appropriate by the Board and by any applicable laws depending on the group of employees or service providers who are subject to the committee’s granting authority (any of these committees are referred to as the “Administrator” in the Plan as well as in this summary).

No Incentive Stock Option, Non-Qualified Stock Option or SAR may be granted with an exercise price per share less than the Fair Market Value of the common stock at the date of grant. In the Administrator’s discretion, the exercise price of an Option may be paid in cash, by check, by delivery of already owned shares of common stock, via a broker-assisted cashless exercise program, by a combination of the foregoing methods or any other method permitted by law and acceptable to the Administrator. However, if the Participant acquired the stock to be surrendered upon exercise directly or indirectly from Sterling, he or she must have owned the stock to be surrendered for at least six months prior to tendering such stock for the exercise of an Option.

An eligible Participant may receive more than one Incentive Stock Option, but the maximum aggregate Fair Market Value of the common stock (determined when the Incentive Stock Option is granted) with respect to which Incentive Stock Options are first exercisable by such Participant in any calendar year cannot exceed $100,000. In addition, no Incentive Stock Option may be granted to a Participant owning directly or indirectly stock possessing more than 10% of the total combined voting power of all classes of stock of Sterling (a “Ten-Percent Shareholder”), unless the exercise price is not less than 110% of the Fair Market Value of the shares subject to such Incentive Stock Option on the date of grant.

Except as otherwise provided by the Administrator, Awards under the 2007 Incentive Plan are not transferable other than as designated by the Participant by will or by the laws of descent and distribution. The expiration date of an Incentive Stock Option is determined by the Administrator at the time of the grant, but in no event may an Incentive Stock Option be exercisable after the expiration of ten years from the date of grant of the Incentive Stock Option (five years in the case of an Incentive Stock Option granted to a Ten-Percent Shareholder).

SARs may be granted under the 2007 Incentive Plan upon such terms and conditions as the Administrator may determine, subject to the provisions of the Plan. The exercise price of the SAR shall not be less than the Fair Market Value of the common stock on the date of the grant. Upon the exercise of a SAR, Sterling will pay to the Participant in cash, common stock, or a combination thereof (the method of payment to be at the discretion of the Administrator), an amount equal to the excess of the Fair Market Value of the common stock on the exercise date over the exercise price, multiplied by the number of SARs being exercised.

Shares of Restricted Stock may be granted under the 2007 Incentive Plan upon such terms and conditions as the Administrator may determine, subject to the provisions of the Plan. In making an Award of Restricted Stock, the Administrator will determine the periods during which the Restricted Stock is subject to forfeiture and such other terms and conditions as the Administrator may deem admissible and appropriate. The Administrator also has discretion to accelerate the time at which the restrictions to which Restricted Stock is subject will lapse or be removed. During the Period of Restriction, as set forth in the Award Agreement, the Participant may not sell, transfer, pledge or assign the Restricted Stock, but will be entitled to vote the Restricted Stock, unless the Administrator determines otherwise. During the Period of Restriction, the Participant also has the right to receive dividends with respect to the Restricted Stock unless provided otherwise in the Award Agreement.

The Administrator may grant Awards in the form of Restricted Stock Units or Performance Shares, which are both generally subject to performance vesting criteria as established by the Administrator. The Administrator may set vesting criteria based upon the achievement of company-wide, business unit, or individual goals (including, but not limited to, continued employment), other performance milestones or any other basis determined by the Administrator in its discretion.

The basis for payment of Restricted Stock Units or Performance Shares for a given Performance Period shall be the achievement of those financial and nonfinancial vesting criteria determined by the Administrator in the Award Agreement. Upon meeting the applicable vesting criteria, the payout of Restricted Stock Units or Performance Shares shall be dependent on the extent to which the vesting criteria are met as determined by the Administrator and provided in the Award Agreement. Payments shall be made, in the discretion of the Administrator, solely in cash or common stock, or a combination of cash and common stock, as soon as practicable following the date(s) set forth in the Award Agreement.

The Administrator may provide for Supplemental Payments by Sterling to Participants in amounts specified by the Administrator, which amounts shall not exceed the amounts necessary to pay the federal income tax payable with respect to Awards and Supplemental Payments, based on the assumption that the Participant is taxed at the maximum effective federal income tax rate on such amount. The Administrator shall have the discretion to grant Supplemental Payments that are payable in cash, common stock, or a combination of both, as determined by the Administrator at the time of payment.

The 2007 Incentive Plan provides that following a change in control, any then outstanding Awards that are not assumed or substituted by the successor corporation shall become vested and exercisable in full, all restrictions and conditions of all Restricted Stock then outstanding shall be deemed satisfied and the restriction period shall be deemed to have expired, all performance goals or vesting criteria shall be deemed achieved at 100% of target levels and all other terms and conditions on an outstanding Award shall be deemed met.

Under the 2007 Incentive Plan, the Administrator has authority, in its discretion but subject to the provisions of the Plan and the authority delegated by the Board, to: (i) determine the Fair Market Value of the stock subject to Awards under the Plan; (ii) select the Service Providers to whom Awards may be granted thereunder; (iii) determine the number of Shares to be covered by each Award; (iv) approve forms of agreement for use under the Plan; (v) determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but are not limited to, the exercise price, the time or times when Awards may be exercised or will become vested, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine); (vi) institute an Exchange Program; (vii) construe and interpret the terms of the Plan and Awards granted pursuant to the Plan; (viii) prescribe, amend and rescind rules and regulations relating to the Plan; (ix) modify or amend each Award (subject to the provisions of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan (subject to compliance with Code

Section 409A); provided, however, notwithstanding any contrary provision in this Plan, neither the Administrator nor the Board may directly or indirectly reduce the exercise price of any Award without the approval of Sterling’s stockholders; (x) allow Participants to satisfy withholding tax obligations in such manner as provided in the Plan; (xi) authorize any person to execute on behalf of Sterling any instrument required to effect the grant of an Award previously granted by the Administrator; (xii) allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and (xiii) make all other determinations deemed necessary or advisable for administering the Plan. The decisions, determinations and interpretations made by the Administrator in good faith shall not be subject to review by any person and shall be final and binding on all Participants and any other holders of Awards. No person or member of a committee acting as the Administrator will be liable for any action or determination made in good faith by the Administrator with respect to the 2007 Incentive Plan or any Incentive Award and, to the fullest extent permitted by Sterling’s Restated Articles of Incorporation and Bylaws, Sterling will indemnify each member of the Administrator.

Certain Federal Income Tax Consequences

Sterling believes that under present law, the following are the U.S. federal income tax consequences generally arising with respect to Options. The grant of an Option will not be a taxable event to the Participant and Sterling will not be entitled to a deduction with respect to such grant.

Upon the exercise of a Non-Qualified Stock Option, a Participant will recognize ordinary income at the time of exercise equal to the excess of the then Fair Market Value of the shares of common stock received over the exercise price. The taxable income recognized upon exercise of a Non-Qualified Stock Option will be treated as compensation income subject to withholding and Sterling will be entitled to deduct as a compensation expense an amount equal to the ordinary income a Participant recognizes with respect to such exercise. The treatment to a participant of a disposition of shares acquired through the exercise of an option generally depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or by exercising an option other than an incentive stock option. Generally, there will be no tax consequence to Sterling in connection with a disposition of shares acquired under an option, except that Sterling may be entitled to a deduction in cases in which shares acquired under an incentive stock option are disposed of before the applicable incentive stock option holding periods having been satisfied.

A Participant receiving Restricted Stock generally will recognize ordinary income in the amount of the Fair Market Value of the corresponding common stock at the time the common stock is no longer subject to forfeiture, less any consideration paid for the common stock. Sterling will be entitled to a deduction at the same time and in the same amount. The holding period to determine whether the Participant has long-term or short-term capital gain or loss on a subsequent sale generally begins when the restriction period expires, and the Participant’s tax basis for such common stock will generally equal the Fair Market Value of such common stock on such date.

However, a Participant may elect, under Section 83(b) of the Code, within 30 days of the grant of the Restricted Stock, to recognize taxable ordinary income on the date of grant equal to the excess of the Fair Market Value of the Restricted Stock (determined without regard to the restrictions) over the price (if any) paid for the Restricted Stock. By reason of such an election, the Participant’s holding period will commence on the date of grant and the Participant’s tax basis will be equal to the Fair Market Value of the common stock on that date (determined without regard to restrictions). Likewise, Sterling generally will be entitled to a deduction at that time in the amount that is taxable as ordinary income to the Participant. If the shares of common stock are forfeited after making such an election, the forfeiture shall be treated as a sale or exchange upon which there is a capital loss equal to the excess of purchase price of the forfeited shares of common stock over any amount realized on such forfeiture.

No Incentive Awards have been granted or allocated under the 2007 Incentive Plan. Approval of the 2007 Incentive Plan requires the affirmative vote of the holders of a majority of shares of common stock present and voting at the Annual Meeting.

The Board of Directors unanimously recommends that Shareholders vote “FOR” the
Proposal to approve Sterling’s 2007 Incentive Plan.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed BDO Seidman, LLP to serve as the independent registered public accounting firm for Sterling and its subsidiaries for the year ending December 31, 2007, and any interim periods. Shareholders are being asked to ratify such appointment. BDO has advised Sterling that it will have in attendance at the Annual Meeting one or more representatives who will be available to respond to appropriate questions presented at the Annual Meeting. Such representatives will have an opportunity to make a statement at the Annual Meeting if they desire to do so. If the appointment of BDO is not ratified by the required number of votes, the Board will review its future selection of independent registered public accounting firms.

The Board of Directors unanimously recommends that Shareholders vote “FOR”
the ratification of the appointment of BDO as the
independent registered public accounting firm for Sterling for 2007.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

Audit Fees:  The aggregate fees and expenses billed by BDO for professional services rendered for the audit of Sterling’s annual financial statements, the reviews of the financial statements included in Sterling’s periodic reports filed with the Securities and Exchange Commission (the “SEC”) on Forms 10-Q, SEC registration statement services, and the audits of the financial statements of Sterling’s subsidiaries were $628,500 and $715,823 for the years ended December 31, 2005 and 2006, respectively. Fees for 2005 and 2006 include the integrated audit of Sterling’s consolidated financial statements and management’s assessment of internal controls over financial reporting as required by the Public Company Accounting Oversight Board and the SEC.

Audit-Related Fees:  The aggregate fees and expenses billed by BDO for audit related services rendered during 2005 and 2006 were $18,000 and $18,000, respectively. Types of services in this category were primarily audits of the employee benefit plans and consultation on accounting standards.

Tax Fees:  The aggregate fees billed by BDO for tax services rendered during 2005 and 2006 were $55,490 and $45,785, respectively. Types of tax services provided by BDO primarily consisted of advice related to preparing Sterling’s corporate tax returns and tax consulting projects.

All Other Fees:  There were no other services provided by BDO during 2005 and 2006.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

It is the responsibility of Sterling’s Audit Committee to pre-approve all audit and non-audit services provided by BDO. The Audit Committee has adopted a policy authorizing certain permissible audit and non-audit services to be performed by BDO with subsequent reporting and oversight required by the Audit Committee. Permissible services, not pre-approved pursuant to this policy, require specific review and approval prior to the engagement by the Audit Committee, or a designated member. Specific pre-approval of such permissible services with estimated fees of $2,500 or less may be waived via the de minimis exception rule. Procedures are in place to ensure the Audit Committee chairman is notified in the event the de minimis rule is used. All services rendered by and fees paid to BDO are reported to and monitored quarterly by the Audit Committee. The Audit Committee considers whether the provision of related audit services are compatible with maintaining the independent registered public accounting firm’s independence. To assist the Audit Committee in its oversight responsibilities, the pre-approval policy identifies the three basic principles of independence with respect to services provided by the independent registered public accounting firm, as well as the non-audit services the independent registered public accounting firm is prohibited from providing. One hundred percent of all services provided by BDO in each of the last two fiscal years were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

During fiscal year 2006, Directors Barnett, Bauhofer, Eisenhart and Fugate served on the Audit Committee, with Director Eisenhart serving as Chairman. As more fully described in the Audit Committee Charter, the Audit Committee is responsible for overseeing Sterling’s accounting and financial reporting processes, including the quarterly review and the annual audit of Sterling’s consolidated financial statements by BDO, Sterling’s independent registered public accounting firm. BDO currently serves as Sterling’s independent registered public accounting firm and has conducted the audit of Sterling’s financial statements for 2006. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. The Audit Committee has appointed BDO to serve as the independent registered public accounting firm to conduct an audit of Sterling’s financial statements for the fiscal year ending December 31, 2007, and all interim periods. BDO has advised Sterling that it will have in attendance at the Annual Meeting one or more representatives who will have an opportunity to make a statement if they desire to do so and who will be available to respond to appropriate questions presented to the Secretary of Sterling in advance of the Annual Meeting. As part of fulfilling its responsibilities, the Audit Committee has reviewed and discussed Sterling’s audited financial statements with management. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm that firm’s independence.

Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for 2006 be included in Sterling’s 2006 Annual Report on Form 10-K filed with the SEC.

Submitted by the Audit Committee of the Board of Directors of Sterling Financial Corporation.

William L. Eisenhart, Chairman
Rodney W. Barnett
Donald N. Bauhofer
James P. Fugate

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Composition

Our Board of Directors is responsible for the supervision of the overall affairs of Sterling. During fiscal 2006, individuals serving on the Board included Harold B. Gilkey, William W. Zuppe, Rodney W. Barnett, Donald N. Bauhofer, Thomas H. Boone, William L. Eisenhart, James P. Fugate, Robert D. Larrabee, Donald J. Lukes, and Michael F. Reuling. Mr. Boone retired from the Board effective February 27, 2006 and Mr. Barnett, whose term is scheduled to expire at the 2007 Annual Meeting of Shareholders, will retire from the Board and Audit Committee effective as of the date of the 2007 Annual Meeting of Shareholders. Messrs. Lukes and Reuling were appointed to the Board effective January 3, 2006, and December 20, 2006, respectively. On March 1, 2007, James B. Keegan, Jr. was appointed to the Board.

To assist in carrying out its duties, the Board has delegated authority to the Audit Committee, the Personnel Committee, and the Nominating Committee. For more information relating to the duties and composition of these committees, please see the sections below entitled “Committees of the Board of Directors.”

Following our 2007 Annual Meeting of Shareholders, the Board will consist of ten Directors. In the interim period between Annual Meetings of Shareholders, the Board has the authority under Sterling’s Bylaws to fill vacancies and may increase or decrease the size of the Board by amending the Bylaws. The Directors are classified into three classes with staggered terms of three years.

Attendance of Directors

The Board of Directors of Sterling held 8 meetings during 2006. Each Director attended at least 75% of such meetings and those of the Board committees on which the Director served during the year. It is Sterling’s policy that members of the Board of Directors should attend all annual meetings of Shareholders except for absences due to causes beyond the reasonable control of the Directors. At the 2006 annual meeting of Shareholders of Sterling Financial Corporation, all of the Directors were in attendance.

Committees of the Board of Directors

The Board of Directors of Sterling has established Audit, Personnel and Nominating Committees.

Audit Committee.  The Audit Committee has been established in accordance with the rules of the SEC for the purpose of overseeing Sterling’s accounting and financial reporting processes, the audits of the financial statements, as well as compliance with legal and regulatory requirements. The Audit Committee reviews the independent registered public accounting firm’s qualifications, independence and performance, and oversees and monitors the performance of Sterling’s internal audit function. The Audit Committee is responsible for the retention, supervision and termination of the independent registered public accounting firm and for resolving any disagreements between management and the independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is also responsible for reviewing the adequacy of the authority, responsibilities and functions of Sterling’s internal audit department. The Audit Committee is not responsible for conducting reviews of auditing or accounting procedures. Management has primary responsibility for Sterling’s financial reporting process and for preparing Sterling’s financial statements. Sterling’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee held six meetings during 2006 and currently consists of Messrs. Eisenhart (Chairman), Barnett, Bauhofer and Fugate, each of whom has been determined by the Board to be “independent” and financially literate as required by the rules of the NASD and the SEC. Members of the Audit Committee have reviewed and discussed with management and the independent registered public accounting firm the periodic reports of Sterling prior to filing such reports with the SEC. No member of the Audit Committee has participated in the preparation of the financial statements of Sterling or its subsidiaries at any time during the past three years. The Board has determined that Mr. Barnett is an “audit committee financial expert” as defined by the SEC. The Audit Committee operates under a written charter reviewed and approved annually by Sterling’s Board of Directors. Sterling’s Audit Committee Charter is publicly available on Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Personnel Committee.  The Personnel Committee reviews and makes recommendations to the Board of Directors with respect to personnel policies that include, but are not limited to, officer and employee salaries and benefits. The Personnel Committee does not currently operate under a written charter, but is in the process of preparing and evaluating such a charter for future adoption by the Board of Directors. The Personnel Committee held three meetings during 2006 and currently consists of Messrs. Larrabee (Chairman), Fugate and Bauhofer, each of whom has been determined by the Board to be “independent” as that term is defined by the rules of the NASD and the SEC.

Nominating Committee.  The Nominating Committee recommends to the Board of Directors a slate of nominees for election by the Shareholders at each annual meeting of Sterling. At the request of the Board, the Nominating Committee recommends, for approval by the Board, nominees to fill vacancies or new positions on the Board as they may occur or be created from time to time, all in accordance with Sterling’s Bylaws. The Nominating Committee identifies potential nominees from various sources, including recommendations from Directors and officers of Sterling. The Nominating Committee will consider nominees recommended by Shareholders upon submission in writing to the Chairman of the Board of Directors the names of such nominees, together with their qualifications for service as Directors of Sterling. Individuals recommended by Shareholders are evaluated in the same manner as other potential nominees. The Nominating Committee reviews and discusses recommendations received for Director candidates and evaluates the qualifications of such candidates before selecting a slate of nominees to be recommended to the Board. Qualifications that the Nominating Committee will consider in evaluating Director candidates include contacts within Sterling’s market area, skills, experience, time availability and such other criteria as the Nominating Committee shall determine to be relevant. The Nominating Committee held two meetings in 2006, and currently consists of Messrs. Fugate (Chairman), Larrabee and Bauhofer, each of whom has been determined by the Board to be “independent” as that term is defined by the rules of the NASD and the SEC. The Nominating Committee operates under a written charter approved by Sterling’s Board of Directors. Sterling’s Nominating Committee Charter is publicly available on Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Compensation of Directors

Directors of Sterling who are not employees of Sterling are paid an annual fee of $20,000 plus a fee, which is currently $3,000, for every meeting attended. Directors serving on committees of the Board also receive a fee of $500 for every committee meeting attended unless they serve as the chair of such committee, in which case they receive a fee of $1,000 for every committee meeting attended. Directors receive reimbursement for travel and other expenses incurred in connection with Board business.

Nonemployee Directors of Sterling also receive annual grants of non-qualified stock options. Such options have an exercise price equal to the fair market value of the Sterling common stock on the date of grant and generally expire ten years from the date of grant. In the event that a nonemployee Director is removed from office for cause, all options granted to such nonemployee Director pursuant to the automatic grants of non-qualified stock options described above will expire immediately upon such removal.

The following table sets forth information with regard to compensation earned by non-employee Directors in 2006. Compensation earned by employee Directors is included in the “Executive Compensation” section of this proxy.

Director Compensation Table

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name(4)	Cash ($)(1)	Awards ($)	Awards ($)	Compensation ($)(2)	Earnings ($)(3)	Compensation ($)	Total ($)

Rodney W. Barnett	57,500	0	0	0	0	0	57,500
Donald N. Bauhofer	38,500	0	0	0	0	0	38,500
William L. Eisenhart	42,000	0	0	0	0	0	42,000
James P. Fugate	43,500	0	0	74,670	0	0	118,170
Robert D. Larrabee	40,500	0	0	146,580	0	0	187,080
Donald J. Lukes	39,000	0	0	0	0	0	39,000
Michael F. Reuling	0	0	0	0	0	0	0

(1)	Includes cash payments made to Directors of Sterling Financial Corporation for meetings attended during 2006.

(2)	Includes the value realized on the exercise of options during 2006.

(3)	Indicates the portion of Directors’ fees allocated to deferred compensation plan.

(4)	Includes only Directors who served during 2006.

The following table shows the aggregate number of stock awards and option awards outstanding for each nonemployee Director as of December 31, 2006. There were no stock awards and one stock option was granted to non-employee directors during 2006.

			Grant Date Fair
	Aggregate Stock	Aggregate	Value of Stock
	Awards	Option Awards	and Option
	Outstanding as of	Outstanding	Awards Made
Name	12/31/06 (#)	as of 12/31/06 (#)(1)	During 2006 ($)

Rodney W. Barnett	0	23,000	0
Donald N. Bauhofer	0	22,846	0
William L. Eisenhart	0	12,500	0
James P. Fugate	0	17,000	0
Robert D. Larrabee	0	11,000	0
Donald J. Lukes	0	5,000	$42,750
Michael F. Reuling	0	9,785	0

(1)	Assuming that all options will become vested.

CORPORATE GOVERNANCE

Sterling has proactively taken steps to establish a corporate governance framework that affirms our high standards of business conduct, emphasizes the importance of integrity and honesty in the conduct of our business, and ensures the integrity of the controls and procedures implemented by our Directors, officers and employees, including our internal control over financial reporting. Actions we have taken to establish this corporate governance framework include: maintaining a Board composed of a majority of independent Directors; adoption of charters for our Directors’ committees; adoption of a Code of Ethics for all of our Directors, officers and employees; and provision of a procedure for shareholders and employees to communicate with the Board. We believe that the ethical foundations outlined in our corporate governance framework are critical to our ongoing success and the maximization of shareholder value.

Affirmative Determinations Regarding Director Independence

The Board of Directors has determined that each of the following Directors is an “independent director” as such term is defined by the rules of the National Association of Securities Dealers (“NASD”) and the Securities Exchange Commission (“SEC”):

Rodney W. Barnett
Donald N. Bauhofer
William L. Eisenhart
James P. Fugate
James B. Keegan, Jr.
Robert D. Larrabee
Michael F. Reuling

The Board of Directors has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees prescribed by the rules of the NASD and the SEC. These rules generally provide that an “independent director” is a person other than an officer or employee of Sterling or its subsidiaries or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. The NASDAQ Rules also provide specific criteria that, if met, disqualify a Director from being independent.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that applies to all Sterling employees and Directors, including Sterling’s senior financial officers. The Code of Ethics is publicly available on Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Communication with the Board of Directors

Shareholders may send communications to the Board of Directors of Sterling by addressing such correspondence to:

Harold B. Gilkey
Chairman of the Board
Sterling Financial Corporation
111 North Wall Street
Spokane, WA 99201

As Chairman of the Board, Mr. Gilkey monitors Shareholder communications, forwards correspondence to the appropriate committee(s) or Director(s), and facilitates an appropriate response.

EXECUTIVE OFFICERS

In addition to Messrs. Gilkey and Zuppe, the executive officers of Sterling and its subsidiaries are Heidi B. Stanley, Daniel G. Byrne, Robert G. Butterfield, Thomas W. Colosimo, John M. Harlow, James L. Kirschbaum and Jeffery D. Schlenker (the “Executive Officers”). Each Executive Officer has held his or her present position for the past five years except as otherwise stated.

HEIDI B. STANLEY

Ms. Stanley, 50, has served as Vice Chair of the Board and Chief Operating Officer of Sterling Savings Bank since October 2003. In addition to serving as a Director of Sterling Savings Bank, she also currently serves as a Director of INTERVEST, Action Mortgage and Harbor Financial. She joined Sterling in 1985. Prior to joining

Sterling, Ms. Stanley was employed by IBM in San Francisco, California, and Tucson, Arizona. In 2006, she was named one of the “25 Most Powerful Women in Banking” by U.S. Banker Magazine. She is currently on the Board of Directors of Avista Corporation. Ms. Stanley is Chair of the Spokane Regional Chamber of Commerce. She is a past Chairman of the Board of the Association of Washington Business (AWB); past Chair of the Spokane area YMCA and Vice Chair of TVW (Washington Public Affairs Network). She is Vice-Chairman of America’s Community Bankers (ACB) Membership Committee and member of the Government Affairs Steering Committee. She serves on the Board of Governors of the WSU Foundation and the Eastern Washington Advisory Board of the Washington Policy Center. Ms. Stanley received a Bachelor’s degree in Business Administration from Washington State University in 1979.

DANIEL G. BYRNE

Mr. Byrne, 52, serves as Executive Vice President-Finance, Chief Financial Officer and Assistant Secretary of Sterling and Assistant Secretary of Golf Savings Bank. He has served in these capacities with Sterling and Sterling Savings, which he joined in 1983. Mr. Byrne is also the Assistant Secretary and Treasurer of INTERVEST and Action Mortgage, and the Secretary and Treasurer of Harbor Financial. Before joining Sterling, Mr. Byrne was employed by the accounting firm of Coopers & Lybrand in Spokane, Washington. He is a past Lieutenant Governor of Kiwanis International. Mr. Byrne is a past member of the Board of Trustees, its Executive Committee and its Finance Committee for Gonzaga Preparatory School. He is a member of the Board of Directors of Spokane Community Mental Health and past Chairman of the Parish Council of St. Thomas More Church. He is also a board member and Audit Committee Chairman for Ambassadors Group, Inc., a publicly traded corporation. He serves as a member of the American Institute of Certified Public Accountants, the Washington Society of Certified Public Accountants, the Financial Manager’s Society and the American Community Bankers Association and its Accounting Committee. Mr. Byrne is a certified public accountant, and received a Bachelor’s degree in Accounting from Gonzaga University in 1977.

ROBERT G. BUTTERFIELD

Robert G. Butterfield, 38, serves as Vice President, Controller and Principal Accounting Officer of Sterling. Mr. Butterfield has also served as Vice President and Controller of Sterling’s wholly owned subsidiary, Sterling Savings Bank, since October 2004 and an Assistant Secretary of Golf Savings Bank since January 2007. Mr. Butterfield previously served as Assistant Controller/Assistant Vice President and as an Accounting Manager of Sterling Savings Bank. He joined Sterling Savings Bank in 2001. Mr. Butterfield is a certified public accountant and holds a Bachelor’s degree from Eastern Washington University.

THOMAS W. COLOSIMO

Mr. Colosimo, 55, serves as Senior Vice President, Chief Financial Officer of Sterling Savings Bank. He joined Sterling Savings in 2004. Prior to his work at Sterling from February 1998 through December 2003, Mr. Colosimo was employed by Regence BlueShield of Idaho and Regence BlueCross BlueShield of Utah as Vice President, Financial Services and Chief Financial Officer. He is an instructor for, and has served on the Board of Directors of Junior Achievement, of the Inland Northwest. He has also served on United Way allocation committees. Mr. Colosimo is a certified public accountant, and received a Bachelor’s degree in Economics from the University of California, Davis in 1973 and a Master of Business Administration, Taxation degree from California State University, Hayward in 1978.

JOHN M. HARLOW

Mr. Harlow, 64, serves as Vice President of Sterling Savings and President and a Director of INTERVEST. He joined Sterling Savings in 1987. Mr. Harlow was formerly the President of the Mortgage Banking Division of Moore Financial Services of Portland, Oregon; Senior Vice President of Income Property Lending for Bancshares Mortgage Company of Spokane, Washington; and Vice President/Regional Manager for I.D.S. Mortgage Company in northern California. He is a Certified Mortgage Banker and is a past President of the Oregon Mortgage Bankers Association. Mr. Harlow received a Bachelor’s degree from the University of Illinois in 1965.

JAMES L. KIRSCHBAUM

Mr. Kirschbaum, 66, serves as Vice President of Sterling Savings and President and Chief Operating Officer of Action Mortgage. He joined Sterling Savings in October 2001. Mr. Kirschbaum was formerly Executive Vice President of Source Capital Corporation in Spokane, Washington. He is a member of the Mortgage Bankers Association of America, a past President of the Seattle Mortgage Lenders Association, and a past President for the second time of the Washington State Mortgage Lenders Association. He is also a board member of the Pacific Real Estate Institute and a past President of the United Way of Spokane County. Mr. Kirschbaum is a graduate of the Stanford University Executive Program and the recipient of an Honorary Master’s degree from Eastern Washington University’s College of Business.

JEFFERY D. SCHLENKER

Mr. Schlenker, 39, has served as President of Harbor Financial since November 2006 and previously served as Vice President beginning in 2004. He was previously employed by Klamath First Financial Services, where he served as President for two years. Prior to his employment by Klamath, Mr. Schlenker was a financial advisor for approximately seven years. He received a Bachelor’s degree in Business Administration from the University of Phoenix and has his Series 6, 63 and 7 licenses in the securities industry.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of January 31, 2007 regarding the shares of Sterling common stock beneficially owned by (i) each person known by Sterling to own beneficially more than 5% of Sterling’s common stock; (ii) each Director of Sterling; (iii) the CEO of Sterling, the CFO of Sterling, and the four other most highly compensated Executive Officers who were serving as Executive Officers at the end of 2006 (together, the “Named Executive Officers”); and (iv) all Directors and Named Executive Officers of Sterling as a group. Except as noted below, each holder has sole voting and investment power with respect to shares of Sterling common stock listed as owned by that person.

	Shares of
	Common Stock		Percent of
	Beneficially		Common
Name of Beneficial Owner	Owned(1)		Stock(2)

Beneficial owners of more than 5%
Barclays Global Investors(3)	2,981,671		7.07%
45 Fremont Street
San Francisco, CA 94105
Earnest Partners, LLC(4)	3,320,128		7.86%
1180 Peachtree NE, Suite 2300
Atlanta, GA 30309
Private Capital Management, L.P.(5)	3,315,612		7.85%
8889 Pelican Bay Blvd., Suite 500
Naples, FL 34108
Directors and Executive Officers
Rodney W. Barnett	65,300	(6)	*
Donald N. Bauhofer	30,275	(7)	*
Daniel G. Byrne	145,296	(8)	*
Donn C. Costa	239,036		*
William L. Eisenhart	17,450	(9)	*
James P. Fugate	26,312	(10)	*
Harold B. Gilkey	523,693	(11)	1.24%
John M. Harlow	140,126	(12)	*
Robert D. Larrabee	37,259	(13)	*
Donald J. Lukes	6,622	(14)	*
Michael F. Reuling	11,994	(15)	*
Heidi B. Stanley	273,525	(16)	*
William W. Zuppe	252,292	(17)	*
All Directors and Executive Officers as a Group (25 persons)	2,698,821	(18)	6.25%

*	Less than 1%

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Sterling common stock over which he or she has voting or investment power and of which he or she has the right to acquire beneficial ownership within 60 days of January 31, 2007. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

(2)	Based on shares outstanding at January 31, 2007, of 42,200,432.

(3)	Based on Schedule 13G/A filed on January 23, 2007, by Barclays Global Investors, NA (“Barclays”) and affiliates that in the aggregate they have sole voting power as to 2,832,724 shares and dispositive power as to 2,981,671 shares.

(4)	Based on Schedule 13G/A filed on February 14, 2007, by Earnest Partners, LLC disclosing that in the aggregate it has sole voting power as to 917,190 shares and sole dispositive power as to 3,320,128 shares.

(5)	Based on Schedule 13G/A filed on February 14, 2007, by Private Capital Management, L.P. disclosing that in the aggregate it has sole voting power as to 11,190 shares, sole dispositive power as to 11,190 shares, and shared dispositive power as to 3,304,422 shares.

(6)	Includes 23,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2007.

(7)	Includes 22,846 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2007.

(8)	Includes 82,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2007, and 29,265 shares held for Mr. Byrne’s individual account under the 401(k) Plan. Excludes 33,384 shares held by Sterling’s Deferred Compensation Plan and 8,296 shares (as of December 31, 2006) held by the 401(k) Plan for the benefit of Mr. Byrne, as to which Mr. Byrne disclaims beneficial ownership.

(9)	Includes 12,500 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2007.

(10)	Includes 17,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2007.

(11)	Includes 200,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2007, and 19,621 shares held for Mr. Gilkey’s individual account under the 401(k) Plan. Excludes 268,045 shares held by Sterling’s Deferred Compensation Plan and 11,367 shares (as of December 31, 2006) held by the 401(k) Plan for the benefit of Mr. Gilkey, as to which shares Mr. Gilkey disclaims beneficial ownership.

(12)	Includes 96,400 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2007. Excludes 48,825 shares held by Sterling’s Deferred Compensation Plan and 7,485 shares (as of December 31, 2006) held by the 401(k) Plan for the benefit of Mr. Harlow, as to which shares Mr. Harlow disclaims beneficial ownership.

(13)	Includes 11,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2007. As of January 31, 2007, 6,734 of the securities held by Mr. Larrabee were pledged as collateral for a loan.

(14)	Includes 5,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2007.

(15)	Includes 9,785 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2007.

(16)	Includes 201,400 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2007, and 7,481 shares held for Ms. Stanley’s individual account under the 401(k) Plan. Excludes 48,237 shares held by Sterling’s Deferred Compensation Plan and 6,686 shares (as of December 31, 2006) held by the 401(k) Plan for the benefit of Ms. Stanley, as to which shares Ms. Stanley disclaims beneficial ownership.

(17)	Includes 155,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2007, and 20,455 shares held for Mr. Zuppe’s individual account under the 401(k) Plan. Excludes 184,392 shares held by Sterling’s Deferred Compensation Plan and 10,746 shares (as of December 31, 2006) held by the 401(k) Plan for the benefit of Mr. Zuppe, as to which shares Mr. Zuppe disclaims beneficial ownership.

(18)	In addition to the information supplied in footnotes 6-17, includes 136,051 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2007, and 5,997 shares held in individual accounts under the 401(k) Plan. Excludes 3,039 shares (as of December 31, 2006) held by the 401(k) Plan for the benefit of members of the group, as to which shares such members disclaim beneficial ownership.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about Sterling’s common stock that may be issued upon the exercise of options, warrants and rights under Sterling’s equity compensation plans as of December 31, 2006.

(a)
	Number of		(c)
	Securities to be		Number of Securities
	Issued Upon	(b)	Remaining Available for
	Exercise of	Weighted Average	Future Issuance Under
	Outstanding	Exercise Price of	Equity Compensation Plans
	Options, Warrants	Outstanding Options,	(Excluding Securities
Plan Category	and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by shareholders:
Stock option plans	1,485,661	$19.72	436,249
Equity compensation plans not approved by shareholders:	None	None	None

Total	1,485,661	$19.72	436,249

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Sterling seeks to attract and retain a highly qualified management team and promote a strong pay-for-performance culture by aligning compensation with superior short and long-term performance that builds shareholder value.

Sterling’s Board of Directors believes that compensation should:

•	relate to the value created for Shareholders by being directly tied to the financial performance and condition of Sterling and each Executive Officer’s contribution thereto;

•	reward individuals who help Sterling achieve its short-term and long-term objectives and thereby contribute significantly to the success of Sterling;

•	help to attract and retain the most qualified individuals available by being competitive in terms of compensation paid to persons having similar responsibilities and duties in other companies in the same and closely-related industries; and

•	reflect the qualifications, skills, experience and responsibilities of each Executive Officer.

Sterling uses a compensation framework with multiple payment components to balance various short-term and long-term objectives. This framework is designed to balance the executives’ need for current cash, security, and funds to cover taxes on long-term incentives through vehicles such as salary and annual incentives, with the need to align executives’ long-term interests with those of shareholders through vehicles such as equity grants. The framework is also intended to avoid awarding a particular form of compensation if the tax treatment of such compensation will reduce the incentive to the executive.

Base salary and perquisites provide some degree of security to each executive at the base threshold level of compensation and encourage the executives’ day to day productivity. Annual cash incentives are designed to motivate executives to focus on Sterling’s annual goals, while long-term incentives are designed to motivate the executives to focus on long-term strategic goals that will produce both outstanding financial performance for Sterling and long-term rewards for the executives. Components such as employment agreements and stock options are designed to meet Sterling’s goal of attracting and retaining a stable team of effective leaders while providing non-competition and other protections for Sterling.

Sterling’s compensation framework is also designed to ensure direct supervision and accountability with regard to performance evaluations at each level of the organization. For this reason, the Personnel Committee is directly responsible for determining the total compensation level and individual components of the CEO’s compensation package, based upon various factors, including a review of Sterling’s performance, and the CEO’s individual performance. The CEO, in turn is directly responsible for conducting a similar review of the President of Sterling and then recommending an appropriate compensation package to be approved by the Personnel Committee. The President, in like manner, reviews the performance of the chief operating officer of Sterling Savings and recommends an appropriate compensation package to be approved by the CEO. This system continues in sequence throughout Sterling’s chain-of-command, so that the compensation of each employee is always based upon an evaluation of the employee’s performance by the employee’s direct supervisor, subject to approval by the next higher level of management, and an overall review by Sterling’s human resources department.

The appropriate level of compensation for each officer or employee of Sterling is expected to vary based upon Sterling’s overall performance, Sterling’s financial performance and an individual’s attainment of their personal objectives and contribution to the attainment of Sterling’s objectives. Specific items of Sterling’s performance taken into account when making compensation decisions include:

•	Growth in total assets.

•	Growth in loan originations and loan origination fees.

•	Growth in total loans receivable.

•	Growth in total deposits.

•	Growth in fees and service charges income.

•	Return on average equity.

•	Return on average assets.

•	Maintenance of asset quality.

•	Successful completion and integration of acquisitions.

•	Performance of Sterling’s stock price.

Although the current value of historical awards may also be taken into account, the primary objective is to reward Sterling’s management team for their current performance and provide incentive for future performance. Because there is no specific weighting applied to the factors considered, the Personnel Committee and each supervising manager are expected to use their own judgment and expertise in determining appropriate compensation packages that meet Sterling’s overall objectives. Each supervisor, following consultation with and subject to the concurrence of his or her immediate supervisor, has discretion to set a total compensation amount that he or she determines to be appropriate without regard to any fixed minimum, maximum or target incentive level.

Sterling does not specifically require that its Executive Officers own Sterling common stock, but does award stock and stock options pursuant to Sterling’s long term incentive plans in part to ensure that the Executive Officers’ financial incentives are aligned with those of Sterling’s shareholders. In order to avoid creating conflicts between an officer’s interests and the interests of shareholders, Sterling’s Insider Trading Policy prohibits all Sterling personnel from engaging in hedging transactions. Officers who are parties to an employment agreement with Sterling are also generally prohibited from pledging their shares of Sterling common stock as collateral for loans or other financing transactions, or otherwise hedging the economic risk of owning their shares.

Historically, the Board has determined the number of shares of Sterling common stock and options to purchase shares of Sterling common stock available to be awarded, and then awarded them annually at its regularly scheduled meeting in December. At its December 2006 meeting the Board decided to change its procedure and begin granting all awards of such stock and stock options during the open window in January following the release of earnings for the fourth quarter and fiscal year to increase the likelihood that the awards will be priced at a time when the market has full access to information about Sterling’s performance.

Role of Sterling’s Management

The role of Sterling’s management is to provide reviews and recommendations for the Personnel Committee’s consideration, and to manage Sterling’s executive compensation programs, policies and governance. Direct responsibilities include, but are not limited to:

•	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness, and alignment with Sterling’s objectives;

•	recommending changes, if necessary to ensure achievement of all program objectives; and

•	determining pay levels, payout and/or awards for key executive officers other than the CEO.

Role of Personnel Committee

The Personnel Committee, which is composed of three nonemployee Directors, is responsible for performing compensation committee functions, as provided under the rules of the SEC, including administration of the compensation of the CEO and the other Executive Officers. The actions taken by the Personnel Committee are subject to review and appropriate approval of Sterling’s Board of Directors.

The primary purpose of the Personnel Committee is to conduct reviews of Sterling’s general executive compensation policies and strategies and oversee and evaluate Sterling’s overall compensation structure to ensure that Sterling’s compensation objectives are fulfilled.

Direct responsibilities of the Personnel Committee include, but are not limited to:

•	evaluating and approving goals and objectives relevant to compensation of the CEO and other executive officers, and evaluating the performance of the executives in light of those goals and objectives;

•	determining and approving the compensation level for the CEO;

•	approving or reviewing the compensation structure for other key Executive Officers;

•	evaluating and approving all grants of equity-based compensation to Executive Officers;

•	recommending to the Board compensation policies for outside Directors; and

•	reviewing performance-based and equity-based incentive plans for the CEO and other Executive Officers and reviewing other benefit programs presented to the Personnel Committee by the CEO.

The Personnel Committee meets regularly in executive session and assesses a number of factors, without giving specific weight to any one factor, in designing and evaluating Sterling’s compensation framework. Additionally, the Personnel Committee is advised from time to time by outside compensation consultants on its compensation policies. In 2004 and 2006, the Personnel Committee retained the firm of Clark Consulting as its compensation consultant to assist in the continual development and evaluation of compensation policies and the Personnel Committee’s determinations of compensation awards. The role of Clark Consulting is to provide independent, third-party advice and expertise in executive compensation issues.

During 2006, the Personnel Committee reviewed an informal market survey conducted by Sterling employees to evaluate whether Sterling’s compensation program is competitive with other institutions in the banking industry. Although Sterling generally does not limit its market comparisons to a specific peer group, it did consider companies in the banking and financial services industries with assets ranging from $5 billion to $25 billion as part of its compensation analysis. These companies included: Bank of Hawaii Corp., Cathay General Bancorp, FirstMerit Corp., Fremont General Corp., Pacific Capital Bancorp, UCBH Holdings, Inc., Umpqua Holdings Corp., Whitney Holding Corp., and Wilmington Trust Corp. As a result of this survey, the Personnel Committee determined that Sterling’s compensation levels for the Named Executive Officers are at about 75% of the industry average, but are still competitive for Sterling’s market.

The Personnel Committee deems Sterling’s consistent performance, continued growth and strong return to shareholders as evidence that Sterling’s compensation framework is achieving the desired objectives.

Compensation of CEO

During 2006, the compensation of Mr. Gilkey, Chairman of the Board and CEO, was based on the general principles of the executive compensation program and on Mr. Gilkey’s Employment Agreement. In determining the salary and other forms of compensation for Mr. Gilkey, the Personnel Committee took into consideration Mr. Gilkey’s substantial experience and standing in the industry in general and with Sterling in particular. The Personnel Committee also considered the increased responsibilities for Mr. Gilkey as a result of Sterling’s diversification and growth in recent years. The Personnel Committee believes that Mr. Gilkey’s compensation as CEO appropriately reflects Sterling’s performance during 2006 and his contributions to that performance.

Components of Compensation

At present, the executive compensation program is comprised of base salary, annual cash incentive compensation, long-term compensation in the form of deferred compensation and stock options, and benefits typically offered to executives of similar corporations.

Base Salary.  Sterling pays its executives cash salaries intended to be competitive and take into account the individual’s qualifications, experience, performance, responsibilities, and past and potential contribution to the company. When determining base salary levels of the CEO and evaluating the base salary levels of other executive officers, the Personnel Committee assesses a number of factors, without giving specific weight to any one factor. The Personnel Committee also takes into account Sterling’s financial and operating performance as compared with industry averages, and considers the diverse skills required of its executive management to expand its operations while maintaining good performance. In addition, the Personnel Committee annually reviews a survey of average salaries paid to executive management in the banking industry, without limiting its review to any particular group of peers.

Annual Cash Incentive Compensation.  Sterling maintains an Annual Cash Incentive Compensation Program. The annual component of this program is intended to encourage and reward the achievement of growth in Sterling’s: (1) reported earnings; (2) total assets; (3) return on average assets; and (4) return on average equity. These criteria are deemed by the Personnel Committee to be critical in increasing shareholder value on both a short-term and long-term basis. The program also is designed to assist in attracting and retaining qualified employees and to further link the financial interests and objectives of employees with those of shareholders. Pursuant to the terms of his employment agreement, the amount of cash incentive paid to the CEO is generally determined on a discretionary basis by the Personnel Committee if Sterling has achieved its corporate goals and may range from 10% to 100% of the CEO’s base salary. Pursuant to the terms of his employment agreement, the President may also receive a cash incentive that ranges from 10% to 100% of his base salary as determined on a discretionary basis by the CEO with the approval of the Board. For other executive officers, bonuses are determined at the discretion of the executive’s supervisor based on an evaluation of individual contributions to Sterling’s financial performance.

Long-Term Incentive Plans.  The Personnel Committee believes that long-term incentive plans, such as the 2003 Long-Term Incentive Plan, provide a competitive incentive that links the achievement of financial goals and individual performance, resulting in greater shareholder value. The purpose of these plans is to encourage the ownership of Sterling common stock, attract and retain qualified employees, develop and maintain strong management and employee loyalty, and give suitable recognition to an individual’s material contributions to Sterling’s success.

When determining the quantity and amount of awards to be granted, the Personnel Committee assesses the same factors considered in setting base salary, but with a greater emphasis on long-term growth measurements, such as return on average assets and return on average equity, and the expansion of Sterling’s entire delivery system. Components of Sterling’s delivery system that are considered include growth in the number of total branches, increases in the number of personnel and achievement of specific components of Sterling’s strategic plan.

The Personnel Committee currently seeks to limit the number of equity awards to executive management to no more than 30% to 40% of the total number of awards granted under Sterling’s long-term incentive plans in any given year, with the remainder to be awarded to non-executive employees. The availability of equity awards is subject to the approval of Sterling’s long-term incentive plans by Sterling’s shareholders. The Personnel Committee balances the value of equity awards as an incentive to align employees interests with shareholders, with the dilutive effect that issuing equity awards has on existing shareholders, and seeks to ensure that the number of equity awards authorized in any given long-term incentive plan approved by Sterling’s shareholders will be sufficient to provide incentive awards for three to four years. Accordingly, a new long-term incentive plan is presented to the Shareholders for approval at this Annual Meeting, as summarized elsewhere in this proxy and is attached hereto as Exhibit A.

Supplemental Executive Retirement Plan.  In January 2002, Sterling adopted a Supplemental Executive Retirement Plan (the “SERP”). The SERP is a non-qualified, unfunded plan that is designed to provide retirement benefits for certain key employees of Sterling. Depending on their classification under the Plan, participants will receive from 40% to 60% of their annual salary amount as of January 1, 2002, for 10 to 15 years, beginning at normal retirement age. Retirement benefits vest at the rate of 10% per year of service. Except for participants who have completed 25 years of service, benefits are reduced for early retirement. The present value of the retirement benefits becomes 100% vested if, within three years of a change in control of Sterling, either the Plan or the participant’s employment are terminated.

Deferred Compensation Plans.  Since 1984, Sterling has maintained a nonqualified Deferred Compensation Plan (the “Old DCP”) intended to link compensation to the long-term performance of Sterling and to provide employees with a strong incentive for increasing shareholder value. No further contributions have been made to this plan since 2001. As of December 31, 2006, there were seven participants in the Old DCP. All amounts in a participant’s account become 100% vested upon death, disability, normal retirement age of 60, upon a change of control, or upon termination of the Plan. Prior to such an event, amounts in a participant’s account vest at the rate of 10% per year of service from and after the year of contribution, provided that such vesting is accelerated so that each participant shall reach 100% vesting by age 60. Payment may be in a lump sum or in installments as determined by the Board, and installments may be accelerated by the Board. Payment must be commenced within one year of the termination of the participant’s employment with Sterling.

Due to the enactment of Internal Revenue Code Section 409A (“Section 409A”), the Old DCP was divided into two plans: one for balances that accrued and vested prior to January 1, 2005, which are not subject to Section 409A; and one for balances vesting from and after January 1, 2005, which must comply with the rules and restrictions of Section 409A. Four participants in the Old DCP had balances that were not fully earned and vested prior to January 1, 2005 and these are the only participants in the segregated plan, called the 2005 Deferred Compensation Plan (the “2005 DCP”). Following the publication of the final regulations under Section 409A, the 2005 DCP will be amended as necessary to comply with the requirements of Section 409A. Until the final regulations are published, this 2005 DCP has been and will be operated in good faith compliance with Section 409A and the guidance promulgated thereunder.

In 2006, Sterling Savings adopted a new nonqualified Deferred Compensation Plan (the “Sterling Savings DCP”). The Sterling Savings DCP is designed to retain and attract key employees and Directors while serving as a vehicle to assist with saving for retirement. Plan participation is limited to Directors and a select group of management or highly compensated employees as determined by the Plan Committee. As of December 31, 2006, there were 34 participants in the Sterling Savings DCP. Under the plan, participants may contribute up to 75% of their base salary and up to 100% of commissions, bonus and Director fees. The deferred amounts are credited to the participants’ accounts, which do not hold assets but are maintained for record-keeping-purposes. The earnings under the Plan are credited based on the return of measurement funds selected by the participants. The measurement funds are designed to mirror the performance of mutual funds selected by the Plan Committee. All participant contributions vest immediately. Each year, based on a written agreement (such as an employment agreement) or at its sole discretion, Sterling may contribute amounts to all, some or none of the participants. The vesting of the Sterling contributions is determined based on the written agreement between the participant and Sterling or based on a vesting schedule determined by the Plan Committee. Within 60 days after the later of the first business day of the plan year following the plan year in which the participant retires, or the last day of the six month period immediately following the date on which the participant retires, the participant’s account will be distributed either in a lump sum or installments up to 15 years as elected by the participant. Within 60 days after the Plan Committee is notified of the participants’ death or the participant becomes disabled, the participants account will be distributed in a lump sum. Within 60 days after the last day of the six month period immediately following the date on which employment terminates, the participant’s account will be distributed in a lump sum payment. Participants may elect to receive a scheduled distribution with certain exclusions.

Perquisites.  Certain key employees of Sterling receive benefits that are designed to reward their contributions to Sterling and to encourage their productivity and continued service to Sterling. Certain of the perquisites provided to the Named Executive Officers, such as athletic club memberships, are deemed to provide business value to Sterling because they provide a place for executives to continue to interact with customers and develop business during non-business hours. Perquisites provided to certain of the Named Executive Officers during 2006 included an auto allowance, payment of club dues and financial planning and tax preparation assistance.

Klamath Plans.  In connection with the acquisition of Klamath First Bancorp, Inc. (“Klamath”) in 2004, Sterling assumed Supplemental Executive Retirement Plans (the “Klamath SERP Agreements”) in place with certain former Klamath executives. Under the Klamath SERP Agreements, these executives are entitled to receive a normal retirement benefit at their normal retirement age that provides a continuation of salary for life, with annual increases of two percent. The amount of the normal retirement benefit is based on each executive’s projected annual salary at the time of his normal retirement age. The former Klamath executives are fully vested in these agreements.

Sterling also assumed director fee continuation agreements with the former Klamath directors, which entitle each director to retirement benefits upon termination of service, except for cause. Klamath directors who were terminated subsequent to the transaction are initially entitled to normal retirement benefits of $3,007 per month for directors who were at least age 65 on the effective date of the transaction and $2,834 per month for directors who were under age 65, with annual increases of two percent. A director retiring before age 65 may elect to receive the retirement benefit prior to age 65, in which case the benefit will be reduced accordingly, based on the number of years that payments commence before normal retirement age. If the director dies before 60 monthly payments have been made, such payments will continue until a total of 60 monthly payments have been made, or until the death of the director’s surviving spouse, whichever occurs earlier.

FirstBank Plans.  In connection with the acquisition of FirstBank NW Corp. (“FirstBank”) in 2006, Sterling assumed an Executive Nonqualified Retirement Plan (the “FirstBank NQRP”) in place for certain former FirstBank executives. Under the FirstBank NQRP, these executives are entitled to receive a normal retirement benefit at their normal retirement age that provides monthly payments for life, with annual increases of 2.5% for inflation, as provided in their plan agreements under the FirstBank NQRP. The former FirstBank executives are entitled to receive the portion of their normal retirement benefit that was vested as of November 30, 2006 under the FirstBank NQRP.

Sterling also assumed the FirstBank Northwest Deferred Compensation Plan (the “FirstBank DCP”) in which the former FirstBank and FirstBank Northwest directors participated. Participants were allowed to defer a portion of their cash compensation into the plan and at all times remained 100% vested in these amounts. Participant balances will be distributed in accordance with the participant elections, which were made in accordance with the Code Section 409A transition guidance.

Sterling also assumed five fully paid-up split dollar insurance agreements for the benefit of certain FirstBank and FirstBank Northwest directors under which the insured’s beneficiary will receive 40% of the excess death proceeds upon each insured’s death. The excess death proceeds are the amounts to be received under the designated life insurance policy that are in excess of the account value of the policy at the time of death.

Summary Compensation Table

The following table sets forth information concerning compensation received from the Named Executive Officers and one officer who retired during 2006 for services in all capacities to Sterling and its subsidiaries during the fiscal year ended December 31, 2006.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Position	Year	($)	($)(1)	($)	($)	($)(2)	($)(3)	($)(4)	($)

Harold B. Gilkey,	2006	500,000	250,000	0	0	0	2,435,361	42,258	3,227,619
Chairman and CEO of
Sterling Financial Corp.
William W. Zuppe,	2006	375,000	150,000	0	0	1,051,362	1,675,321	36,474	3,288,157
Chairman and CEO of
Sterling Savings
Heidi B. Stanley,	2006	300,000	60,000	0	0	151,848	469,455	18,161	999,464
Vice Chair and COO
of Sterling Savings
John M. Harlow, Vice	2006	264,000	30,000	0	0	392,354	482,592	22,837	1,191,783
President of Sterling
Savings; President of
INTERVEST
Daniel G. Byrne,	2006	200,000	25,000	0	0	286,993	331,272	14,057	857,322
Executive Vice President
and CFO of Sterling
Financial Corp.
Donn C. Costa	2006	370,000	114,862	0	0	0	76,774	4,000	565,636
Golf Savings Bank Mortgage
Banking Manager
David P. Bobbitt,	2006	260,000	35,000	0	0	127,268	109,682	10,405	542,355
President and CPO
of Sterling Savings

(1)	Bonuses were paid out during 2006 to Mr. Gilkey and Mr. Zuppe, pursuant to their employment contracts, for performance in 2005.

(2)	Includes the value realized on the exercise of options during 2006.

(3)	Includes aggregate earnings from Sterling’s nonqualified Deferred Compensation Plans during 2006 and the accrual credited to the participants’ Supplemental Executive Retirement Plan.

(4)	Includes perquisites and other compensation. Additional information regarding other compensation, including perquisites that in the aggregate exceeded $10,000 for an individual, is provided in the “Components of All Other Compensation” table, below.

Components of All Other Compensation

The components of the “All Other Compensation” column in the Summary Compensation Table, including perquisites that in the aggregate exceeded $10,000 for an individual, are detailed in the following table.

			Financial
		Club	Planning	401(k)
	Auto	Memberships	and Tax	Matching	Tax
Name(1)	Allowance ($)	and Dues ($)	Preparation ($)	Contribution ($)	Gross-Up ($)	Total ($)

Harold B. Gilkey	8,400	17,821	1,900	5,250	8,887	42,258
William W. Zuppe	8,400	16,173	2,360	5,250	4,291	36,474
John M. Harlow	6,600	4,963	0	5,250	6,024	22,837
Heidi B. Stanley	6,600	5,436	0	5,250	875	18,161

(1)	Includes only Named Executive Officers for whom the aggregate value of perquisites exceeded $10,000.

Grants of Plan-Based Awards

Under the direction of the Audit Committee, Sterling has reviewed its policy regarding the granting of stock options and affirmed that Sterling has adequate procedures in place to ensure that no option grants have been or may be “back-dated” or “spring-loaded.” In connection with the review of its stock option granting polices, in 2006 the Board determined that stock options will only be granted during the open trading period following the release of earning results. The purpose of this change is to ensure that the market value at the time that options are granted reflects full information disclosure. As a result of the adoption of this policy in 2006, Sterling did not make any grants of plan-based awards during 2006 and any stock option grants based upon the Named Executive Officers’ performance in 2006 will not be awarded until 2007 and will therefore be reported in the 2008 proxy statement.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan Awards:
			Equity					Incentive	Market or
			Incentive					Plan Awards:	Payout
			Plan					Number of	Value of
			Awards:				Market	Unearned	Unearned
	Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
	Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
	Underlying	Underlying	Underlying			Units of	Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock that	Stock that	Rights that	Rights that
	Options (#)(1)	Options (#)	Unearned	Exercise	Expiration	have not	have not	have not	have not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

Harold B. Gilkey	45,000	0	0	10.1467	12/17/2012	0	0	0	0
	45,000	0	0	19.8400	12/16/2013
	60,000	0	0	26.7133	2/28/2015
	50,000	0	0	25.7100	12/18/2015
William W. Zuppe	45,000	0	0	19.8400	12/16/2013	0	0	0	0
	60,000	0	0	26.7133	2/28/2015
	50,000	0	0	25.7100	12/18/2015
Heidi B. Stanley	600	0	0	4.3933	2/28/2007	0	0	0	0
	6,750	0	0	6.4467	2/28/2007
	1,500	0	0	8.3867	2/28/2007
	900	0	0	4.3933	2/29/2008
	7,500	0	0	4.6000	2/28/2008
	3,150	0	0	6.4467	2/28/2008
	5,550	0	0	4.3933	2/28/2009
	7,500	0	0	4.6000	2/28/2009
	22,500	0	0	10.1467	2/28/2009
	7,950	0	0	4.3933	2/28/2010
	22,500	0	0	6.7467	2/28/2012
	37,500	0	0	17.1533	9/5/2013
	40,000	0	0	25.7100	12/18/2015
	37,500	0	0	26.7133	2/28/2015

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan Awards:
			Equity					Incentive	Market or
			Incentive					Plan Awards:	Payout
			Plan					Number of	Value of
			Awards:				Market	Unearned	Unearned
	Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
	Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
	Underlying	Underlying	Underlying			Units of	Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock that	Stock that	Rights that	Rights that
	Options (#)(1)	Options (#)	Unearned	Exercise	Expiration	have not	have not	have not	have not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

John M. Harlow	4,500	0	0	6.4467	2/28/2008	0	0	0	0
	6,000	0	0	4.6000	2/28/2008
	5,250	0	0	4.6000	2/28/2009
	450	0	0	4.3933	2/29/2008
	7,800	0	0	4.3933	2/28/2009
	2,400	0	0	4.3933	2/28/2010
	15,000	0	0	6.7467	2/28/2008
	15,000	0	0	10.1467	12/17/2012
	15,000	0	0	19.8400	12/16/2013
	15,000	0	0	26.7133	2/28/2011
	10,000	0	0	25.7100	2/28/2012
Daniel G. Byrne	4,500	0	0	6.7467	2/28/2008	0	0	0	0
	15,000	0	0	10.1467	2/28/2009
	15,000	0	0	19.8400	2/28/2010
	22,500	0	0	26.7133	2/28/2011
	25,000	0	0	25.7100	2/28/2012
Donn C. Costa	0	0	0	0.0000		0	0	0	0
David P. Bobbitt	0	0	0	0.0000		0	0	0	0

(1)	All outstanding unexercised options are fully vested as of 12/31/06.

Option Exercises and Stock Vested

The following table sets forth information on the exercise of stock options during 2006 by each of the Named Executive Officers and the value of unexercised in-the-money options at December 31, 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

Harold B. Gilkey	0	0	0	0
William W. Zuppe	45,000	1,051,362	0	0
Heidi B. Stanley	7,350	151,848	0	0
John M. Harlow	16,350	392,354	0	0
Daniel G. Byrne	10,500	286,993	0	0
Donn C. Costa	0	0	0	0
David P. Bobbitt	50,000	127,268	0	0

Pension Benefits

The SERP is a non-qualified, unfunded plan that is designed to provide retirement benefits for certain key employees of Sterling. Messrs. Gilkey and Zuppe are eligible for full retirement benefits at age 67 1/2 calculated at 60% of their 2002 base salary paid over a period 15 years. Messrs. Harlow and Byrne and Ms. Stanley are eligible for full retirement benefits at age 65 calculated at 60% of their 2002 base salary paid out over a period of 15 years.

Messrs. Gilkey and Zuppe are fully vested in the retirement benefit. In the event Messrs. Harlow and Byrne and Ms. Stanley were to take early retirement benefits, their benefit would be reduced by 5% annually for each year the retirement date precedes their normal retirement age. The early retirement reduction will not exceed 50%. Benefits under the SERP commence at normal retirement age.

Mr. Bobbitt resigned from Sterling Savings Bank in June of 2006 and is eligible for a reduced payout amount based on the early retirement formula, which is a 35% reduction from full payout.

The following table reflects the present value of accrued benefits payable to each of the Named Executive Officers, including the years of credited service under the plan, determined in accordance with the plan and using a 7% present value discount rate.

		(1)		Payments
		Number		During
		of Years	Present Value of	Last
	Plan	Credited	Accumulated	Fiscal
Name	Name	Service (#)	Benefit ($)	Year ($)

Harold B. Gilkey	SERP	23	1,894,519	0
William W. Zuppe	SERP	23	1,145,594	0
Heidi B. Stanley(2)	SERP	21	155,853	0
David P. Bobbitt(3)	SERP	9	370,352	0
John M. Harlow(2)	SERP	19	959,917	0
Daniel G. Byrne(2)	SERP	23	151,429	0
Donn C. Costa(4)	SERP	0	0	0

(1)	Actual number of years of service for Messrs. Gilkey, Zuppe and Byrne are 2 years longer than years of credited service and actual years of service for Mr. Bobbitt and Ms. Stanley are 1 year longer than years of credited service, for purposes of the SERP.

(2)	Ms. Stanley, Mr. Harlow, and Mr. Byrne are not fully vested and therefore their accumulated benefit reflects an early retirement reduction based on a normal retirement age of 60 and assuming an early retirement as of December 31, 2006.

(3)	Mr. Bobbitt resigned on June 30, 2006, and his accumulated benefit represents the present value of his benefit to the extent vested as of that date.

(4)	Mr. Costa is not eligible for the SERP.

Nonqualified Deferred Compensation

The Old DCP, enacted in 1984 and frozen after 2001, provides a vehicle to assist employees with saving for retirement and creates an incentive to increase employee ownership of Sterling common stock. Only employer contributions to the plan are allowed. See discussion under “Deferred Compensation Plans” in the “Components of Compensation” section for further details on this plan and the segregation of the plan in response to the enactment of Code Section 409A.

Most of the contributions are invested in shares of Sterling common stock, but the participants have the opportunity to diversify any funds contributed after May 1, 2001, among Sterling common stock, the MFS Value Fund, the Black Rock S&P 500 Fund, and the Franklin Small Cap Growth Fund.

The annualized performance of each selection in the Old DCP are as follows:

•	Sterling common stock — 35.3%

•	MFS Value Fund — 6.2%

•	BlackRock S&P 500 Index Fund — 15.5%

•	Franklin Sm/Mid Cap Growth Fund — 7.5%.

Payments must commence within one year of termination of employment and may be paid in a lump sum or installments, as determined by the Personnel Committee, provided however, that the balances vesting after December 31, 2004 will be distributed in compliance with the Code Section 409A.

In 2006, Sterling Savings adopted the Sterling Savings DCP, which allows participants to defer up to 75% of base salary and 100% of bonuses, commissions and Director fees. Employer contributions are also permitted under the plan. In 2006, Donn Costa was the only Named Executive Officer to participate in the Sterling Savings DCP.

Earnings under the Sterling Savings DCP are based on participants’ allocations among the following measurement funds.

Annualized
Fund	Return for 2006

Fidelity VIP Money Market	4.62%
Maxim Loomis Sayles Bond	11.10%
DWS Dreman High Return Equity VIP	18.74%
Dreyfus Stock Index Fund	15.47%
Fidelity VIP Contrafund	11.43%
Janus Aspen Series Forty	9.35%
Fidelity VIP Mid Cap	12.40%
DWS Dreman Small Cap Value VIP	25.06%
Dreyfus VIF International Equity	23.31%

Distributions are made under the plan following a participant’s death, disability, retirement or termination of service in a lump sum or up to 15 annual installments as elected by the participant. Participants may elect to receive a scheduled distribution during employment with certain exclusions. See discussion under “Deferred Compensation Plans” in the “Components of Compensation” section for a more detailed description of the Sterling Savings DCP.

The following table reflects the accumulated balances under all of the deferred compensation arrangements maintained by Sterling in which the Named Executive Officers participate.

			Aggregate
	Executive	Registrant	Earnings	Aggregate	Aggregate
	Contributions	Contributions	in Last	Withdrawals/	Balance
Name	in Last FY ($)	in Last FY ($)	FY ($)(1)	Distributions ($)	at Last FYE ($)

Harold B. Gilkey(2)	0	0	2,435,361	0	9,144,854
William W. Zuppe(2)	0	0	1,675,321	0	6,290,915
Heidi B. Stanley(2)	0	0	438,269	0	1,645,884
John M. Harlow(2)	0	0	443,610	0	1,665,888
Daniel G. Byrne(2)	0	0	305,544	0	1,170,924
Donn C. Costa(3)	0	300,000	7,096	0	307,096
David P. Bobbitt(2)	0	0	109,682	0	461,681

(1)	Ms. Stanley had reportable 2006 compensation of $27,350; Mr. Bobbitt had reportable 2006 compensation of $37,817; Mr. Byrne had reportable 2006 compensation of $13,000.

(2)	Ms. Stanley and Messrs. Gilkey, Zuppe, Harlow, Byrne, and Bobbitt are participants in the Old DCP, which has had no additional contributions since 2001 and was segregated into two separate arrangements following the enactment of Code Section 409A. (See “Deferred Compensation Plans” in the “Components of Compensation” section.) The balances herein reflect the total amount of earnings and aggregate balances on December 31, 2006 in both the segregated arrangements.

(3)	Mr. Costa is a participant in the Sterling Savings DCP, and pursuant to his employment agreement, his employer contribution in the plan will vest over 3 years.

Employment Agreements and Termination Provisions

Harold B. Gilkey and William W. Zuppe.  Messrs. Gilkey and Zuppe are each employed under the terms of an employment agreement with Sterling Financial Corporation, both of which continue until December 31, 2009. Under the agreements, Sterling will pay Messrs. Gilkey and Zuppe a minimum annual base salary of $500,000 and $375,000, respectively. In addition, Messrs. Gilkey and Zuppe are entitled to receive annual incentive bonus awards equal to a minimum of 10% of base salary and a minimum of 10,000 nonqualified stock options under the stock option plan then in effect.

In the event of a termination from employment due to permanent disability, termination without cause, or constructive discharge, Messrs. Gilkey and Zuppe are entitled to severance pay in an amount equal to their base salary for a period that is the longer of the remaining term or three years. In addition, Messrs. Gilkey and Zuppe would receive any earned but unpaid base salary and incentive bonus, and any amounts (whether vested or not) held in a deferred compensation or retirement plan for their benefit. They are also entitled to receive medical, dental, life, disability, accident, and travel insurance through the end of the Severance Period. Messrs. Gilkey and Zuppe would also be entitled to receive payment for tax preparation and financial planning, an annual physical examination by a physician of his choice, club membership dues, and an automobile allowance (collectively, the “perquisites”) for the Severance Period. If Messrs. Gilkey and Zuppe had been terminated on December 31, 2006 under circumstances triggering severance payments under their employment agreements, the estimated total value of all perquisites assuming the same 6% discount rate to present value as provided under the employment agreement for a cash-out of perquisites in the event of a termination following a change in control, would be $77,417 and $74,146, respectively.

In the event of termination from employment for cause or due to death, or a voluntary termination for reasons other than a constructive discharge or permanent disability, Messrs. Gilkey and Zuppe would receive earned but unpaid base salary and incentive bonus as of the date of termination of employment. No other payments would be made other than stock options or other incentive awards held pursuant to the terms of the grant(s) thereof and vested benefits payable under the terms of any executive or employee benefit programs maintained by Sterling in which they participate.

In the event of termination from employment due to a change in control, Messrs. Gilkey and Zuppe are entitled to receive their respective base salary and incentive bonus amount at the highest annual rate received during employment equal to the amount they would have received had they continued working for a period that is the longer of the remaining term or three years (the “Separation Period”). In addition, Messrs. Gilkey and Zuppe would receive any earned but as yet unpaid base salary, incentive bonus and any amounts held in a deferred compensation plan or retirement account then in effect at the time of termination as well as an amount equal to Sterling’s contribution to its 401(k) plan had they remained employed through the Separation Period. Messrs. Gilkey and Zuppe would also receive the perquisites detailed above and continued medical, dental, life, accident, disability, and travel insurance with coverage equal to the coverage that would have been maintained had they remained an employee for the Separation Period, or, upon the request of Messrs. Gilkey and Zuppe, the present value of such coverage in a lump sum cash payment using a discount rate of 6% per year compounded monthly. Any stock options and other incentive awards would be fully exercisable during the Separation Period.

If the payments made to Messrs. Gilkey and Zuppe are determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Sterling would pay an amount determined to equal the excise tax that would be applied to the excess parachute payment as defined in Section 280G of the Internal Revenue Code as well as an amount equal to federal, state, and local income taxes on this additional payment (the “Excise Tax Gross-Up”)

such that Messrs. Gilkey and Zuppe would receive the net amount they would have received had no excise tax been applied.

If Messrs. Gilkey and Zuppe had been terminated on December 31, 2006 under circumstances triggering severance payments under their employment agreements, the estimated total value of all severance payments would be $3,131,938 and $2,154,221, respectively. This estimate assumes: (i) a 7% increase in medical/dental premiums each year during the Separation Period; (ii) the cost and usage of all perquisites and insurance premiums (other than medical/dental) will not increase over the Separation Period and the annual cost is paid in monthly installments; (iii) all benefits to be paid over time are cashed out at their present value using a discount rate of 6% as provided in the employment agreement; and (iv) that no Excise Tax Gross-Up is triggered because the severance payments do not exceed three times their respective base amounts under 280G.

Heidi B. Stanley, Daniel G. Byrne and John M. Harlow.  Ms. Stanley, Mr. Byrne and Mr. Harlow (the “Executives”) are employed under the terms of an employment agreement with Sterling Financial Corporation. These agreements may be terminated at any time by either the Executives or Sterling. Under the agreements, Sterling will pay the Executives a base salary in an amount that is determined annually by the Chairman and the President of Sterling. In addition, the Executives are eligible to participate in stock option or incentive plans then in effect.

In the event of a termination of employment for any reason other than due to a change in control, Sterling shall have no liability to pay further compensation or any other benefit to the Executives.

In the event of termination of employment by Sterling for any reason, or by the Executives for good cause, within three years following a change in control, the Executives would receive an amount equal to three times their base salary, incentive bonus, and any contributions that would have been made to any benefit plans for which they would have been eligible had they continued employment. In addition, they would be entitled to any benefits in the employee pension plans, employee benefit plans and incentive plans in which they participate as determined by the plan then in effect. Any stock options held by the Executives at the time of termination would become fully vested and any restrictions on restricted stock may be accelerated, subject to the approval of the Board.

If the payments made to the Executives are determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Sterling would pay the Excise Tax Gross-Up equal the excise tax that would be applied to the excess payment as defined in Section 280G of the Internal Revenue Code as well as an amount equal to federal, state, and local income taxes on this additional payment such that they would receive the net amount that he or she would have received had no excise tax been applied.

If Ms. Stanley and Messrs. Byrne and Harlow had been terminated on December 31, 2006 under circumstances triggering severance payments under their employment agreements, the estimated total value of all severance payments would be $2,012,887, $1,304,001 and $1,295,629, respectively. This estimate assumes: (i) a 20% excise tax rate and a 35% income tax rate for purposes of the Excise Tax Gross-Up and (ii) all benefits included in the severance payments are based on the 2006 cost of such benefit.

Donn C. Costa.  Mr. Costa is employed under the terms of an employment agreement with Sterling Financial Corporation, which will continue until December 31, 2009, provided, however, that the term shall be automatically extended for two separate and consecutive additional one-year periods unless Sterling provides Mr. Costa notice that this agreement will not be extended by October 1 of the year prior to the applicable one-year extension period. Under the terms of this agreement, Mr. Costa will receive a base salary of $370,000 annually. In addition, a contribution to the Sterling Executive Deferred Compensation Plan has been made in the amount of $300,000, which amount will vest over a four-year period in increments of 25% per year. Mr. Costa is also eligible for an annual discretionary bonus in accordance with the standard practices of Sterling for its employees at the senior vice president level.

In the event Mr. Costa’s employment is terminated by Sterling for any reason other than for cause or by Mr. Costa for good cause, either during the term of the agreement or within two years following a change in control, Mr. Costa will receive an amount equal to two times his base salary. In addition, at the Board’s discretion, any stock options held by Mr. Costa at the time of such termination after a change in control may become fully vested and any restrictions on restricted stock may be accelerated. Mr. Costa will also receive continuation of medical benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 at Sterling’s expense if his employment terminates for any reason other than gross misconduct.

If the payments made to Mr. Costa in conjunction with a change in control are determined to constitute a “parachute payment” under 280G of the Internal Revenue Code, he may elect to receive either one dollar less than three times his “base amount,” as defined under 280G of the Internal Revenue Code, or 2.99 times his “base amount” as the sole benefit payable under his employment agreement.

If Mr. Costa had been terminated on December 31, 2006 under circumstances triggering severance payments under his employment agreement, the estimated total value of all severance payments assuming (i) no reduction in his severance payments is triggered due to the application of Code Section 280G and (ii) the present value of his medical benefits is calculated for coverage over the COBRA continuation period of 18 months based on a 6%  discount rate would be $1,379,654. The average medical premium used for the present value calculation was determined assuming a 7% annual increase in premiums under Sterling’s medical plan.

Determination of Payouts.  The determination of payout of post-termination compensation, benefits, and perquisites for the Executive Officers is based on the terms of each individual employment contract in conjunction with plan documents governing the individual benefit plans.

The calculation of payouts for benefits is based on current total cost for each benefit (employer and employee) projected over three years and discounted for a cash payout where this option is specified in the contract. The 401(k) match is determined by applying the Sterling match formula to the IRS contribution limit, projecting an increase in those limits of $500 per year over the three-year period.

Retirement benefits are calculated based on the terms described in the plan documents and according to any vesting, age, or service requirements. Where applicable, the benefit payout amount is reduced to reflect the actual vested amount to be received in any of the termination scenarios.

Conditions and Obligations.  Mr. Gilkey and Mr. Zuppe are bound by a non-compete clause for a period of two years following termination of employment. These executives may not, without express prior written approval of Sterling’s Board, directly or indirectly own or hold any proprietary interest in, or be employed by or receive remuneration from, any corporation, partnership, sole proprietorship or other entity engaged in competition with Sterling or any of its subsidiaries, other than severance-type or retirement-type benefits from entities constituting prior employers. They may not solicit any customer or client of Sterling or any of its subsidiaries for a competitor organization. They may not act on behalf of any competitor to interfere with the relationship between Sterling or its subsidiaries and their employees during the non-compete period.

Ms. Stanley, Mr. Byrne, and Mr. Harlow are bound by a non-compete clause for a period of one year following termination of employment in which they may not, without prior express written approval of Sterling’s Board, directly or indirectly own or hold any proprietary interest in any corporate, partnership, sole proprietorship or other entity engaged in competition with Sterling or any of its affiliates. For a period of two years following termination of employment, these executives may not solicit any customer or client of Sterling for a competitor, act on behalf of any competitor to interfere with the relationship between Sterling, its subsidiaries or affiliates and their employees, or solicit employees of Sterling, its subsidiaries or affiliates for new employment. Mr. Costa is also bound by similar non-compete and non-solicitation clauses, but both clauses apply for a period of two years following his termination of employment during the term of his employment agreement. However, in the event the term of the agreement is allowed to expire without renewal by Sterling, the non-compete and non-solicitation will only apply if Sterling pays Mr. Costa an amount equal to two times his base salary.

Upon a violation of the non-compete provision, Sterling’s obligation to make payments, deliver shares of stock or provide for any benefits under the employment agreements, except to the extent vested and exercisable, shall cease.

PERSONNEL COMMITTEE REPORT

The Personnel Committee has reviewed and discussed with Sterling’s management the Compensation Discussion and Analysis contained in this proxy statement and based upon such review and discussion, the Personnel Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Personnel Committee of the Board of Directors of Sterling Financial Corporation.

Robert D. Larrabee, Chairman
Donald N. Bauhofer
James P. Fugate

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Personnel Committee served as an officer or employee of Sterling during fiscal 2006, is formerly an officer of Sterling, or has had any relationships or participated in any related party transactions that qualify as “interlocking” or cross-board memberships that are required to be disclosed under the rules of the SEC. For a general description of transactions and relationships Directors and Executive Officers and their associates may have had with Sterling and its affiliates during the year, see “Interests of Directors and Executive Officers in Certain Transactions.”

INTERESTS OF DIRECTORS, OFFICERS AND OTHERS IN CERTAIN TRANSACTIONS

Certain of the Directors and Executive Officers of Sterling and its subsidiaries were customers of and had transactions with Sterling Savings during 2006. In addition, certain Directors and Executive Officers are officers, Directors or Shareholders of corporations or members of partnerships that were customers of or had transactions with Sterling Savings during 2006. All such transactions were in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

SHAREHOLDER PROPOSALS

It is presently anticipated that the 2008 Annual Meeting of Shareholders of Sterling will be held on April 22, 2008. In order for any Shareholder proposal to be considered for inclusion in the proxy materials of Sterling for the Annual Meeting on April 22, 2008, such proposal must be submitted, in accordance with the rules and regulations of the SEC, in writing to the Secretary of Sterling at Sterling’s corporate offices by November 23, 2007.

Shareholders wishing to bring a proposal to be considered at the 2008 Annual Meeting of Shareholders (but not include it in Sterling’s proxy materials) must provide written notice of such proposal to Sterling’s Secretary at Sterling’s principal executive offices no later than February 8, 2008 to be considered timely.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder, Sterling’s Directors, Executive Officers and beneficial owners of more than 10% of any registered class of Sterling equity securities are required to file reports of their ownership of Sterling’s securities and any changes in that ownership with the SEC. Based solely on its review of copies of these reports and on written representations from such reporting persons, Sterling believes that during 2006 such filing requirements were complied with, except that Mr. Schlenker had one filing on Form 4 that was not received by the SEC on a timely basis.

OTHER MATTERS

Sterling knows of no other business that will be presented for consideration at the Annual Meeting other than those items set forth herein. The enclosed proxy card, however, confers discretionary authority to the proxy agents to vote with respect to matters that may be presented at the Annual Meeting, including the election of any person as a Director in the event a nominee of the Board of Directors of Sterling is unable to serve. If any such matters come before the Annual Meeting, the proxy agents will vote according to their own best judgment.

ANNUAL REPORT

Sterling’s 2006 Annual Report on Form 10-K, including financial statements, is being mailed to Shareholders with this proxy statement. Additional copies of the Annual Report on Form 10-K may be obtained without charge by writing to Shareholder Relations, Sterling Financial Corporation, 111 North Wall Street, Spokane, Washington 99201-0611. This proxy statement, Sterling’s 2006 Annual Report on Form 10-K and Sterling’s other reports filed with the SEC are also available on Sterling’s website at www.sterlingfinancialcorporation-spokane.com after the reports are filed with the SEC. The SEC maintains a website located at www.sec.gov that also contains this information. The information on Sterling’s website and the SEC’s website is not part of this proxy statement.

By Order of the Board of Directors,

/s/ Andrew J. Schultheis

Andrew J. Schultheis
Secretary

Spokane, Washington
March 15, 2007

Exhibit A

STERLING FINANCIAL CORPORATION
2007 LONG-TERM INCENTIVE PLAN

Date of Board Approval: February 26, 2007

Date of Shareholder Approval:

1. PURPOSES OF THE PLAN.  The purpose of the Sterling Financial Corporation 2007 Long-Term Incentive Plan (the “Plan”) is to: a) foster and promote the long-term financial success of Sterling Financial Corporation (“Sterling”) and materially increase Shareholder value; b) enable Sterling to attract, motivate and retain highly- qualified key employees and directors; and c) encourage key employees and directors to link their interests with the long-term financial success of Sterling and the growth of Shareholder value. The Plan provides for payment of various forms of incentive compensation and, accordingly, is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended.

The Plan permits the grant of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Performance Shares.

2. DEFINITIONS.  As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees that administers the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the consummation, as determined by the Board, of any of the following events:

(i) any “person” (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than Sterling or affiliates of Sterling) becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the total fair market value or total voting power of the then outstanding securities of Sterling; or

(ii) during any twelve month period, (1) any person, or group of persons as defined in Code Section 409A, acquires ownership of Sterling securities possessing 35% or more of the total voting power of the outstanding shares of Sterling, or (2) individuals who at the beginning of such period constituted the Board of Sterling cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new member of the Board was approved by a vote of at least a majority of members of the Board then still in office who were members of the Board at the beginning of the period; or

(iii) the Shareholders of Sterling approve: (1) a plan of complete liquidation of Sterling; (2) an agreement for the sale or disposition of all or substantially all of Sterling’s assets (’substantially all’ meaning assets having a total gross fair market value equal to 40% or more of the total gross fair market value of all of Sterling’s assets); or (3) a merger or consolidation of Sterling with any other corporation, other than a merger or consolidation that would result in the voting securities of Sterling outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Sterling or such surviving entity outstanding immediately after such merger or consolidation.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Sterling Financial Corporation, a Washington corporation, including its Subsidiaries and any successor corporation.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Subsidiary to render services to such entity.

(l) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(n) “Employee” means any person, including Officers and Directors, employed by the Company or any Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(q) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Select Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(r) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(s) “Inside Director” means a Director who is an Employee.

(t) “Non-Qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(u) “Option” means a stock option granted pursuant to the Plan.

(v) “Optioned Stock” means the Common Stock subject to an Award.

(w) “Outside Director” means a Director who is not an Employee.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means the holder of an outstanding Award.

(z) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(aa) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and, therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance or the occurrence of other events as determined by the Administrator.

(bb) “Plan” means this 2007 Long-Term Incentive Plan.

(cc) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(dd) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ee) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ff) “Section 16(b)” means Section 16(b) of the Exchange Act.

(gg) “Service Provider” means an Employee, Director or Consultant.

(hh) “Share” means a share of the Common Stock, as adjusted in accordance with Section 3(d) of the Plan.

(ii) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a SAR.

(jj) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(kk) “Supplemental Payment” means any amounts referred to in Section 16 dedicated to payment of any federal income taxes that are payable on the exercise or vesting of an Award (other than an Incentive Stock Option), as determined by the Committee.

3. STOCK SUBJECT TO THE PLAN.

(a) Stock Subject to the Plan.  Subject to the provisions of Section 3(d) of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan shall be equal to Two Million (2,000,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. No fractional shares shall be issued under the Plan; any payment for fractional shares shall be made in cash.

(b) Lapsed Awards.  If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unexercised unpurchased, forfeited or repurchased Shares that were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, only Shares actually issued pursuant to an SAR will cease to be available under the Plan; all remaining Shares under SARs will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the

Plan; provided, however, that if Shares of Restricted Stock or Performance Shares are repurchased by the Company or are forfeited to the Company due to their failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the minimum statutory withholding obligations related to an Award will become available for future grant or sale under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 3(d), the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(b).

(c) Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

(d) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Sections 3 and 5 of the Plan.

4. ADMINISTRATION OF THE PLAN.

(a) Procedure.

(i) Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration.  Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to institute an Exchange Program;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(ix) to modify or amend each Award (subject to Section 20(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan (subject to compliance with Code Section 409A); provided, however, that notwithstanding any contrary provision in this Plan, neither the Administrator nor the Board may directly or indirectly reduce the exercise price of any Award without the approval of the Company’s shareholders;

(x) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 15;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision.  The decisions, determinations and interpretations made by the Administrator in good faith shall not be subject to review by any person and shall be final and binding on all Participants and any other holders of Awards. Notwithstanding any provision of the Plan to the contrary, administration of the Plan shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to any Participant of taxation under Section 409A of the Code.

(d) No Liability.  No person or member of a Committee that is acting as the Administrator shall be liable for any action or determination made in good faith by the Administrator with respect to this Plan or any Award under this Plan, and, to the fullest extent permitted by the Company’s Restated Articles of Incorporation and Bylaws, the Company shall indemnify each person or member of a Committee that is acting as the Administrator.

5. ELIGIBILITY.  Non-Qualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees. Subject to the provisions of Section 3(d), no person will be eligible to receive Awards under this Plan representing or equivalent to more than one hundred thousand (100,000) Shares in any calendar year. A person may be granted more than one Award under this Plan.

6. STOCK OPTIONS.

(a) Limitations.  Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, that portion of such Options pursuant to which the aggregate Fair Market Value of the underlying Shares exceeds such $100,000 limitation will be treated as Non-Qualified Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are later amended to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

(b) Term of Option.  The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price.  The per share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(C) Notwithstanding the foregoing, Incentive Stock Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(2) In the case of a Non-Qualified Stock Option, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration.  The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. The consideration for any Option granted hereunder may consist entirely of:

(1) cash;

(2) check;

(3) other Shares, provided Shares acquired directly or indirectly from the Company, (A) have been owned by the Participant and not subject to substantial risk of forfeiture for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised;

(4) consideration received by the Company under a broker-assisted cashless exercise program;

(5) any combination of the foregoing methods of payment; or

(6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with all applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other distribution rights as a shareholder will exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other distribution right for which the record date is prior to the date the Shares are issued, except as provided in Section 3(d) of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability (or if such Disability occurs during the period of time provided under Section 6(d)(ii) for exercising an option following a Participant’s termination other than upon death or Disability), the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s Disability. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant.  If a Participant dies while a Service Provider (or during the period of time provided under Sections 6(d)(ii) or (iii) for exercising an Option following a Participant’s Disability or termination other than for death or Disability), the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7. RESTRICTED STOCK.

(a) Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the

Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability.  Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions.  Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8. RESTRICTED STOCK UNITS.

(a) Grant.  Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it shall advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms.  The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as specified in the Restricted Stock Unit Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment.  Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Restricted Stock Unit Award Agreement. The Administrator may settle earned Restricted Stock Units in Shares, in cash or in a combination thereof, at the Administrator’s discretion.

(e) Cancellation.  On the date set forth in the Restricted Stock Unit Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company.

9. STOCK APPRECIATION RIGHTS.

(a) Grant of SARs.  Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as determined by the Administrator, in its sole discretion.

(b) Exercise Price and Other Terms.  The per Share exercise price for the Shares to be issued pursuant to exercise of an SAR shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan including the number of SARs to be granted; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant.

(c) SAR Agreement.  Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(d) Expiration of SARs.  An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to SARs.

(e) Payment of SAR Amount.  Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.

The payment upon SAR exercise may be in cash, in Shares or in a combination thereof, in the Administrator’s sole discretion.

10. PERFORMANCE SHARES.

(a) Grant of Performance Shares.  Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time and on such terms and conditions as shall be determined by the Administrator, in its sole discretion. The Administrator shall determine (i) the number of Shares subject to a Performance Share award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares. Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the units to acquire Shares.

(b) Other Terms.  The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Performance Share is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. Performance Shares may be paid in Shares, in cash or in a combination thereof.

(c) Performance Share Award Agreement.  Each Performance Share grant shall be evidenced by an Award Agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

11. GRANTS TO OUTSIDE DIRECTORS.

(a) Types of Awards.  Outside Directors are eligible to receive any type of Award offered under this Plan, except Incentive Stock Options. Awards pursuant to this Section 11 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.

(b) Eligibility.  Awards subject to this Section 11 shall be granted only to Outside Directors. An Outside Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 11.

(c) Vesting and Exercisability.  Except as set forth in Section 14(c), Awards shall vest and be exercisable as determined by the Board.

(d) Exercise Price.  The exercise price of an Option or a SAR granted to an Outside Director shall be not less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

12. LEAVES OF ABSENCE.  Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so provided, then any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Non-Qualified Stock Option if it is not exercised within three (3) months of the day after the expiration of the initial three (3) month leave period.

13. TRANSFERABILITY OF AWARDS.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14. DISSOLUTION OR LIQUIDATION; MERGER OR CHANGE IN CONTROL.

(a) Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(b) Change in Control.  In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator shall not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% on-target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (b), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(b) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(c) Outside Director Awards.  With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Optioned Stock, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Shares, all performance goals or other vesting criteria will be deemed achieved at 100% on-target levels and all other terms and conditions met.

(d) Right of Cash-Out.  If approved by the Board prior to or within thirty (30) days after such time as a Change in Control shall be deemed to have occurred, the Board shall have the right for a forty-five (45) day period immediately following the date that the Change in Control is deemed to have occurred to require all, but not less than all, Participants to transfer and deliver to the Company all Awards previously granted to Participants in exchange for an amount equal to the “cash value” (defined below) of the Awards. Such right shall be exercised by written notice to all Participants. For purposes of this Section 14(d), the cash value of an Award shall equal the sum of (i) all cash to which the Participant would be entitled upon settlement or exercise of such Award and (ii) the excess of the “market value” (defined below) per share over the option price, if any, multiplied by the number of shares subject to such Award. For purposes of the preceding sentence, “market value” per share shall mean the higher of (i) the average of the Fair Market Value per share on each of the five trading days immediately following the date a Change in Control is deemed to have occurred or (ii) the highest price, if any, offered in connection with the Change in Control. The amount payable to each Participant by the Company pursuant to this Section 14(d) shall be in cash or by certified check and shall be reduced by any taxes required to be withheld.

15. TAX WITHHOLDING.

(a) Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

16. SUPPLEMENTAL PAYMENT ON EXERCISE OR VESTING OF AWARDS.  The Administrator, either at the time of grant or at the time of exercise or vesting, as the case may be, of any Award granted hereunder (other than an Incentive Stock Option that continues to qualify as such at the time of exercise), may provide for a Supplemental Payment by Sterling to the Participant in the amount specified by the Administrator, which shall not exceed the amount necessary to pay the federal income tax payable with respect to both the exercise or vesting of the Award and the receipt of the Supplemental Payment, assuming the holder is taxed at the maximum effective federal income tax rate applicable thereto. The Administrator shall have the discretion to grant Supplemental Payments that are payable solely in cash or Supplemental Payments that are payable in cash, Common Stock, or a combination of both, as determined by the Committee at the time of payment. The Supplemental Payment shall be made within 30 days of the date that such Award is exercised or vests.

17. NO EFFECT ON EMPLOYMENT OR SERVICE.  Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18. DATE OF GRANT.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. TERM OF PLAN.  Subject to Section 24 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier pursuant to Section 20 of the Plan.

20. AMENDMENT AND TERMINATION OF THE PLAN.

(a) Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Shareholder Approval.  The Company will obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. CONDITIONS UPON ISSUANCE OF SHARES.

(a) Legal Compliance.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if counsel for the Company deems that such a representation is required.

22. INABILITY TO OBTAIN AUTHORITY.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

23. GOVERNING LAW.  The Plan shall be construed in accordance with the laws of the State of Washington, except as superseded by federal law, and in accordance with applicable provisions of the Code and regulations or other authority issued thereunder by the appropriate governmental authority.

24. SHAREHOLDER APPROVAL.  The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws.

ANNUAL MEETING OF SHAREHOLDERS OF

STERLING FINANCIAL CORPORATION

April 24, 2007

Please date, sign and mail
your proxy card in the envelope
provided as soon as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE☒

						FOR	AGAINST	ABSTAIN
1.	TO ELECT THE FOLLOWING DIRECTORS. IF ANY NOMINEE NAMED HEREIN BECOMES UNABLE OR UNWILLING TO SERVE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF A PERSON RECOMMENDED BY THE BOARD OF DIRECTORS.			2.	TO APPROVE AN AMENDMENT TO STERLING’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 110,000,000.	☐	☐	☐

						FOR	AGAINST	ABSTAIN
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: m James P. Fugate m James B. Keegan, Jr. m Robert D. Larrabee m Michael F. Reuling		3.	TO APPROVE STERLING’S 2007 LONG-TERM INCENTIVE PLAN	☐	☐	☐

						FOR	AGAINST	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)			4.	TO RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007, AND ANY INTERIM PERIOD.	☐	☐	☐

					THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3 AND 4. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4 AT THE DISCRETION OF THE PROXY AGENTS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

					PLEASE SIGN, DATE AND RETURN PROMPTLY.

					Shares represented by a properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy agents as to any other matters that may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to the nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

STERLING FINANCIAL CORPORATION

PROXY FOR THE APRIL 24, 2007, ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned hereby appoints Harold B. Gilkey and William W. Zuppe, and each of them, proxy agents of the undersigned, with full power of substitution, to represent and vote as directed herein all shares of Sterling Financial Corporation common stock held of record by the undersigned on March 1, 2007, at the annual meeting of Sterling shareholders to be held in the Eric A. Johnston Auditorium of the Cheney Cowles Center Building, 2316 West First Avenue, Spokane, Washington, on Tuesday, April 24, 2007, at 10:00 a.m. local time, and any adjournment or postponement thereof, with authority to vote upon the matter listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting.

(Continued and to be dated and signed on the reverse side)

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